EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BAYTEX ENERGY USA LTD.

AS SELLER

AND

BAKKEN HUNTER, LLC

AS BUYER

DATED AS OF APRIL 17, 2012

WILLISTON BASIN PROPERTIES

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND REFERENCES	1
1.1.	Certain Defined Terms	1
1.2.	References, Titles and Construction	6
ARTICLE 2	PURCHASE AND SALE	6
2.1.	Purchase and Sale	6
2.2.	The Assets	6
2.3.	Excluded Assets	8
2.4.	Effective Date	8
2.5.	1031 Exchange	8
ARTICLE 3	PURCHASE PRICE	8
3.1.	Purchase Price	8
3.2.	Escrow Amount	9
3.3.	Allocation of the Purchase Price	9
3.4.	Adjustments to Purchase Price	9
(a)	Settlement Statements	9
(b)	Property Expenses	9
(c)	Upward Adjustments	11
(d)	Downward Adjustments	11
(e)	Tax Adjustments	11
ARTICLE 4	BUYER’S INSPECTION	12
4.1.	Access to the Records	12
4.2.	Disclaimer	12
4.3.	Buyer’s Representatives	12
ARTICLE 5	TITLE MATTERS	12
5.1.	Title and Definitions	12
(a)	Title	12
(b)	Defensible Title	12
(c)	Permitted Encumbrances	13
(d)	Title Defect	14
(e)	Title Defect Value for Wells	15
(f)	Title Defect Value for Leases	15

i

5.2.	Purchase Price Adjustments for Title Defects	16
(a)	Notice of Title Defects	16
(b)	Defect Adjustments	16
5.3.	Title Benefit	16
5.4.	Procedures for Title Defects	17
5.5.	Arbitration	17
5.6.	Casualty Loss	18
ARTICLE 6	ENVIRONMENTAL MATTERS	19
6.1.	Definitions	19
6.2.	Environmental Representations	20
6.3.	Environmental Liabilities and Obligations	21
(a)	Retained Environmental Liabilities	21
(b)	Assumed Environmental Liabilities	22
6.4.	Remedies	22
(a)	Environmental Defects less than the Environmental Threshold	22
(b)	Environmental Defects greater than the Environmental Threshold	23
6.5.	Contested Environmental Defects	23
6.6.	Procedures Regarding Environmental Defects	23
6.7.	Arbitration	24
6.8.	Buyer’s Exclusion Right	25
6.9.	Exclusive Remedies	25
ARTICLE 7	SELLER’S REPRESENTATIONS	26
7.1.	Corporate Representations	26
7.2.	Authorization and Enforceability	26
7.3.	Liability for Brokers’ Fees	26
7.4.	Litigation	27
7.5.	Capital Projects/AMI Acquisitions.	27
7.6.	No Liens	27
7.7.	Judgments; Governmental Authorizations	27
7.8.	Accuracy of the Records	27
7.9.	Preferential Rights and Consents; Calls on Production	27
7.10.	Material Agreements	28
7.11.	Plugging Obligations	28

7.12.	Personal Property and Equipment	28
(a)	State of Repair	28
(b)	“As Is Where Is”	28
7.13.	Hydrocarbon Sales Contracts	29
7.14.	AFE’s, Drilling and Workover Proposals	29
7.15.	Area of Mutual Interest and Other Agreements	29
7.16.	Imbalance Volumes	29
(a)	Gas Pipeline Imbalances	29
(b)	Wellhead Gas Imbalances	29
7.17.	Property Expenses	29
7.18.	Taxes	30
7.19.	Bankruptcy	30
7.20.	Condemnation	30
7.21.	Lease Provisions	30
ARTICLE 8	BUYER’S REPRESENTATIONS	30
8.1.	Corporate Representations	30
8.2.	Authorization and Enforceability	31
8.3.	Liability for Brokers’ Fees	31
8.4.	Litigation	31
8.5.	Securities Laws, Access to Data and Information	31
8.6.	Financial Resources	31
8.7.	Buyer’s Evaluation	31
(a)	Records	31
(b)	Independent Evaluation	32
8.8.	Operations	32
ARTICLE 9	COVENANTS AND AGREEMENTS	32
9.1.	Covenants and Agreements of Seller	32
(a)	Operations Prior to Closing	32
(b)	Restriction on Operations	33
(c)	Notification of Claims	34
(d)	Existing Relationships	34
(e)	No Negotiation	34
(f)	Update of Exhibits	34

(g)	Necessary Information	34
(h)	Entity Status	34
9.2.	Covenants and Agreements of Buyer	34
(a)	Entity Status	34
9.3.	Covenants and Agreements of the Parties	35
(a)	Confidentiality	35
(b)	Return or Destruction of Information	36
(c)	Injunctive Relief	36
(d)	Cure Period for Breach	36
(e)	Notice of Breach	36
9.4.	Gas Purchase Contracts	36
9.5.	Assignment, Bill of Sale and Conveyance	36
ARTICLE 10	TAX MATTERS	37
10.1.	Apportionment of Tax Liability	37
(a)	Income and Transfer Taxes	37
(b)	Production and Severance Taxes	37
(c)	Ad Valorem Taxes	37
(d)	Sales Taxes	37
10.2.	Calculation of Tax Liability	38
10.3.	Tax Reports and Returns	38
ARTICLE 11	CONDITIONS PRECEDENT TO CLOSING	38
11.1.	Seller’s Conditions Precedent	39
11.2.	Buyer’s Conditions Precedent	39
ARTICLE 12	RIGHT OF TERMINATION AND ABANDONMENT	40
12.1.	Termination	40
12.2.	Liabilities Upon Termination	40
(a)	Buyer’s Breach	40
(b)	Seller’s Breach	40
(c)	Termination Pursuant to Sections 12.1	41
ARTICLE 13	CLOSING	41
13.1.	Date of Closing	41
13.2.	Place of Closing	41
13.3.	Closing Obligations	41

ARTICLE 14	POST-CLOSING OBLIGATIONS	42
14.1.	Post-Closing Adjustments	42
(a)	Settlement Statement	42
(b)	Dispute Resolution	43
14.2.	Records	43
14.3.	Further Assurances	43
ARTICLE 15	ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION	43
15.1.	Buyer’s Assumption of Liabilities and Obligations	43
15.2.	Seller’s Retention of Liabilities and Obligations	44
15.3.	Invoices For Property Expenses and Proceeds Received After the Settlement Date	44
(a)	Proceeds	44
(b)	Property Expenses	44
15.4.	Indemnification	44
(a)	Seller’s Indemnification of Buyer	44
(b)	Buyer’s Indemnification of Seller	45
(c)	Limitation on Indemnity Obligations	45
15.5.	Procedure	46
(a)	Coverage	46
(b)	Claim Notice	46
(c)	Information	46
15.6.	Dispute Resolution	47
15.7.	No Insurance; Subrogation	47
15.8.	Reservation as to Non-Parties	47
ARTICLE 16	MISCELLANEOUS	48
16.1.	Expenses	48
16.2.	Notices	48
16.3.	Amendments/Waiver	49
16.4.	Assignment	49
16.5.	Announcements	49
16.6.	Counterparts/Fax Signatures	49
16.7.	Governing Law	49
16.8.	Entire Agreement	50
16.9.	Knowledge	50
16.10.	Binding Effect	50
16.11.	Limitation on Damages	50
16.12.	No Third-Party Beneficiaries	50
16.13.	Form of Execution	50
16.14.	Williston Hunter	50

v

EXHIBIT LIST

EXHIBIT A	Leases

EXHIBIT B	Wells/WI/NRI/Allocated Values for Wells and Leases

EXHIBIT C	Material Agreements

EXHIBIT D	Farmout Agreements

EXHIBIT E	Samson Operating Area

EXHIBIT F	Capital Projects

EXHIBIT G	Insurance Coverage

EXHIBIT H	Hydrocarbon Sales Contracts/Calls on Production

EXHIBIT I	Assignment, Bill of Sale and Conveyance

EXHIBIT J	Buyer’s Officer Certificate

EXHIBIT K	Seller’s Officer Certificate

EXHIBIT L	FIRPTA Certificate

EXHIBIT M	Imbalance Volumes

EXHIBIT N	New Well Proposals

EXHIBIT O	Post-Effective Date AMI Elections

EXHIBIT P	Pending AMI Assignments

EXHIBIT Q	Escrow Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of April 17, 2012, is by and between Baytex Energy USA Ltd., a Colorado corporation, 600 Seventeenth Street, Suite 1600S, Denver, Colorado 80202 (“Seller”), and Bakken Hunter, LLC, a Delaware limited liability company, 410 Seventeenth Street, Suite 1000, Denver, Colorado 80202 (“Buyer”), an affiliate of Williston Hunter, Inc. (“Williston Hunter”) and Magnum Hunter Resources Corporation.  Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.    Seller desires to sell all of its undivided interest in oil and gas properties and wells located in Divide County, North Dakota, and Burke County, North Dakota, within an area subject to that certain Operating Agreement dated January 1, 2010 naming Samson Resources Company (“Samson”) as Operator, as amended by the Amendment to Areas of Operation dated February 7, 2011 (as amended, the “Samson Operating Agreement”).

B.    Buyer represents that Williston Hunter, formerly known as NuLoch America Corp., owns an undivided 10% interest in oil and gas properties and wells located in Divide County, North Dakota and Burke County, North Dakota, referred to in Recital A and as described in Exhibit “A” to the Samson Operating Agreement.

C.    Buyer desires to purchase all of Seller’s interest in the Assets pursuant to the terms of this Agreement.  The transaction contemplated by this Agreement may be referred to as the “Transaction.”

AGREEMENT

In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree to the recitals and as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1.   Certain Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the subsections or other subdivisions referenced below:

“1031 Assets” has the meaning assigned to such term in Section 2.5.

 “Agreement” means this Agreement, as from time to time amended or modified in accordance with the terms hereof.

“Allocated Value” has the meaning assigned to such term in Section 3.3.

“AMI Clause” means the Area of Mutual Interest provision found in Article XV.I. of the Samson Operating Agreement.

“Assets” has the meaning assigned to that term in Section 2.2.

“Assumed Environmental Liabilities” has the meaning assigned to such term in Section 6.3(b).

“Assumed Liabilities” has the meaning assigned to such term in Section 15.1

“Buyer’s Representatives” has the meaning assigned to such term in Section 4.1.

“Capital Projects” has the meaning assigned to such term in Section 7.5.

“Claim” has the meaning assigned to such term in Section 15.5(c).

“Claim Notice” has the meaning assigned to such term in Section 15.5(b).

“Closing” means the transfer of the Assets, the payment of the Closing Amount and the delivery of the documents required under Article 13.

“Closing Date” has the meaning assigned to such term in Section 13.1.

“Closing Amount” has the meaning assigned to such term in Section 3.4(a).

“Defensible Title” has the meaning assigned to such term in Section 5.1(b).

“Effective Date” has the meaning assigned to such term in Section 2.4.

“Environmental Consultant”, “Environmental Defect”, “Environmental Defect Adjustment”, “Environmental Defect Notice”, “Environmental Defect Property”, “Environmental Defect Value”, “Environmental Laws”, “Environmental Permits” and “Environmental Threshold” have the meanings assigned to such terms in Article 6.

“Escrow Agent” has the meaning assigned to such term in Section 3.2.

“Escrow Agreement” has the meaning assigned to such term in Section 3.2.

“Escrow Amount” has the meaning assigned to such term in Section 3.2.

“Excluded Assets” means any Assets excluded from the Transaction pursuant to Article 5 or Article 6.

“Farmout Agreements” are those Agreements described on Exhibit D.

“Final Purchase Price” has the meaning assigned to such term in Section 14.1.

“Gas Purchase Contracts” shall mean:  (a) that certain Gas Purchase Agreement between Oneok Rockies Midstream, LLC and Seller dated March 15, 2012;  (b) that certain letter agreement regarding MVA Allocations under Gas Purchase Agreements dated March 15, 2012, among Seller, Williston Hunter, and Samson; and (c) that certain letter agreement regarding Amendment to Gas Purchase Agreement dated  March 15, 2012, among Seller, Williston Hunter, and Samson.

 “Governmental Authority” means any national, state or local government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

“Governmental Authorization” means any permit, consent, authorization, or approval of or notification to any Governmental Authority.

“Hazardous Materials” has the meaning assigned to such term in Section 6.1.

“Hydrocarbons” has the meaning assigned to such term in Section 2.2(a).

“Hydrocarbons Sales Contracts” has the meaning assigned to such term in Section 7.13.

“Imbalance Volumes” has the meaning assigned to such term in Section 7.16(a).

“Indemnified Party” has the meaning assigned to such term in Section 15.5(b).

“Indemnifying Party” has the meaning assigned to such term in Section 15.5(b).

“Information” has the meaning assigned to such term in Section 9.3(a).

 “Lands” has the meaning assigned to such term in Section 2.2(a).

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

“Leases” has the meaning assigned to such term in Section 2.2(a).

 “Leases Outside of Drillsite Spacing Units” shall mean those Leases to the extent they are not Leases Within Drillsite Spacing Units”.

 “Leases Within Drillsite Spacing Units” shall mean those Leases to the extent they cover lands within a drillsite spacing unit prescribed by the North Dakota Industrial Commission for the Sanish, Three Forks, or Bakken formations on which a Well is located or proposed as of the Effective Date.

“Like-Kind Exchange” has the meaning assigned to such term in Section 2.5.

 “Losses” has the meaning assigned to such term in Section 15.4.

“Material Adverse Effect” means with respect to the Assets, a material adverse effect on the value of the Assets, provided, however, that Material Adverse Effect shall not include adverse effects resulting from: changes in oil and gas prices; changes in industry, economic or political conditions, or markets; changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; changes or proposed changes in applicable Laws or the interpretation or enforcement thereof; effects or changes that are cured (in a manner reasonably acceptable to Buyer) or no longer exist by the earlier of the Closing and the termination of this Agreement; failure to meet internal or third party projections or forecasts (provided that the foregoing shall not prevent any determination that the facts underlying any such failure have a Material Adverse Effect); and changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in this Agreement (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruptions).

“Material Agreements” has the meaning assigned to such term in Section 7.10 and shall include the Farmout Agreements.

“Net Mineral Acre” means the number of gross acres of minerals under a tract of land covered by an oil, gas and/or mineral lease multiplied by the percentage of minerals covered by such oil, gas and/or mineral lease, multiplied by the working interest percentage Seller owns in such oil, gas and/or mineral lease.  By way of example, Seller shall own fifty (50) Net Mineral Acres in an oil, gas and/or mineral lease (i) which covers one hundred (100) acres, (ii) which covers fifty percent (50%) of the minerals under said one hundred (100) acres, and (iii) of which Seller owns one hundred percent (100%) of the working interest.

“New Well Proposals” has the meaning assigned to such term in Section 7.14.

“New Well Deadline” has the meaning assigned to such term in Section 9.1.

“Notice of Title Defects” has the meaning assigned to such term in Section 5.2(a).

“NRI” has the meaning assigned to such term in Section 5.1(b).

“PCBs” has the meaning assigned to such term in Section 6.1.

“Permitted Encumbrances” has the meaning assigned to such term in Section 5.1(c).

“Post-Effective Date AMI Leases” has the meaning assigned to such term in Section 2.2(a).

“Preliminary Settlement Statement” has the meaning assigned to such term in Section 3.4(a).

“Property Expenses” has the meaning assigned to such term in Section 3.4(b).

“Purchase Price” has the meaning assigned to such term in Section 3.1.

“Records” has the meaning assigned to such term in Section 2.2(e).

“Rejection Notice” has the meaning assigned to such term in Section 6.5.

“Release” has the meaning assigned to such term in Section 6.1.

“Remediation” has the meaning assigned to such term in Section 6.1.

“Retained Environmental Liabilities” has the meaning assigned to such term in Section 6.3(a).

“Retained Liabilities” has the meaning assigned to such term in Section 15.2.

“Samson” has the meaning set forth in Recital A.

“Samson Operating Agreement” has the meaning set forth in Recital A.

“Samson Operating Area” is the land in Divide County, North Dakota and Burke County, North Dakota, subject to the Samson Operating Agreement, which is specifically described on Exhibit E.

“Settlement Date” has the meaning assigned to such term in Section 14.1(a).

“Settlement Statement” has the meaning assigned to such term in Section 14.1(a).

“Supporting Documentation” has the meaning assigned to such term in Section 5.2(a).

 “Taxes” has the meaning assigned to such term in Section 10.1.

 “Title Benefit” has the meaning assigned to such term in Section 5.3.

 “Title Defect Adjustment” has the meaning assigned to such term in Section 5.2(b).

 “Title Defect Arbitrator” has the meaning assigned to such term in Section 5.5(a).

 “Title Defect” has the meaning assigned to such term in Section 5.1(d).

 “Title Defect Date” has the meaning assigned to such terms in Section 5.2(a).

 “Title Defect Property” has the meaning assigned to such term in Section 5.4(a).

 “Title Defect Value” has the meaning assigned to such term in Sections 5.1(e) and 5.1(f), as applicable.

“Title Threshold” has the meaning assigned to such term in Section 5.2 (b).

“Wells” has the meaning assigned to such term in Section 2.2(b).

“WI” has the meaning assigned to such term in Section 5.1(b).

1.2.   References, Titles and Construction.

(a)   All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)   Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)   The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)   Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e)   Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f)   Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g)   The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

(h)   No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i)   All references herein to “$” or “dollars” shall refer to U.S. Dollars.

(j)   Each Exhibit attached to this Agreement is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

ARTICLE 2

PURCHASE AND SALE

2.1.   Purchase and Sale.  Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in the Assets, all pursuant to the terms of this Agreement.

2.2.   The Assets.  As used herein, the term “Assets” refers to the following:

(a)   All of Seller’s right, title and interest in and to:  (i) the oil, gas and/or mineral leases, rights-of-way and other agreements specifically described in Exhibit A, including the Leases Within Drillsite Spacing Units and the Leases Outside of Drillsite Spacing Units (the “Leases”), insofar and only insofar as they cover lands within the Samson Operating Area; (ii) the lands within the Samson Operating Area (the “Lands”); and (iii) the oil, gas and other hydrocarbons (“Hydrocarbons”) attributable to the Leases or Lands, including without limitation, all oil, gas and/or other mineral leases, leasehold estates and interests, all mineral, royalty, overriding royalty, production payment, reversionary, net profits, contractual leasehold and other similar rights, estates and interests in the Leases or Lands, together with all the property and rights incident thereto, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from the pool or unit allocated to any such Lands or Leases.  The term Leases shall include all oil, gas and/or other mineral leases, leasehold estates and interests legally owned by Seller covering the Lands, whether listed on Exhibit A or not, including such other oil, gas and/or other mineral leases, leasehold estates and interests covering the Lands to which Seller is entitled to receive or may receive an assignment under or pursuant to an election made by Seller prior to the Effective Date to participate in the costs of acquisition pursuant to the AMI Clause.  Subject to Section 9.1(a), the term Leases shall also include all oil, gas and/or other mineral leases, leasehold estates and interests, to which Seller is entitled to receive or may receive an assignment under or pursuant to an election made by Seller after the Effective Date to participate in the costs of acquisition pursuant to the AMI Clause and for which the Purchase Price was increased pursuant to the provisions of Section 3.4(c)(5) (the “Post-Effective Date AMI Leases”).

(b)   All of Seller’s right, title and interest in and to the oil and gas wells specifically described in Exhibit B (the “Wells”), together with all of Seller’s right, title and interest in and to other oil and gas wells and all water, injection and disposal wells on the Lands or on lands pooled or unitized therewith, and all personal property, equipment, fixtures, improvements, permits, rights-of-way and easements located on the Lands or used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 2.2(a).  The term Wells shall include any well located on the Lands owned by Seller, whether listed on Exhibit B or not, including wells which Buyer notified Seller to participate in pursuant to Section 9.1(a), but excluding Wells which Buyer notified Seller not to participate in pursuant to Section 9.1(a).

(c)   The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Sections 2.2(a) and (b) and to the production of Hydrocarbons, if any, attributable to said properties and interests.

(d)   All existing sales, purchase, exchange, gathering agreements, farmout agreements, service agreements and other contracts, agreements and instruments, which relate and only insofar as they relate, to the properties and interests described in Sections 2.2(a) through (c), and which are described in Exhibit C, Exhibit D and Exhibit H.

(e)   Copies of the files, records and data relating to the items described in Sections 2.2(a) through (e) maintained by and in the possession of Seller or its affiliates (the “Records”).

2.3.   Excluded Assets.  There are no Excluded Assets in this transaction, other than any Assets excluded from the Transaction by Buyer or Seller pursuant to Article 5 or Article 6 or Section 9.1(a).

2.4.   Effective Date.  The purchase and sale of the Assets shall be effective as of March 1, 2012 at 12:01 a.m. Mountain Time (the “Effective Date”).

2.5.   1031 Exchange.  Subject to the further provisions of this Section 2.5, Seller reserves the right, subject to notification to Buyer at least ten (10) days prior to Closing, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”).  Subject to the further provisions of this Section 2.5, if Seller so elects, Seller may assign its rights under this Agreement to the 1031 Assets to the QI.  Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the QI account at Closing as directed in writing by Seller; provided, however, that (a) Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not relieve either Party from any of its respective liabilities and obligations to the other Party or expand any such respective liabilities or obligations under this Agreement; (b) neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the Like-Kind Exchange; (c) Buyer shall not be obligated to pay any additional costs or incur any additional obligations in its purchase of the Assets as a result of Seller’s Like-Kind Exchange; (d) Buyer shall incur no delay in Closing as a result of the Like-Kind Exchange; and (e) Seller shall hold Buyer and its affiliates harmless and indemnify Buyer and its affiliates from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange and the transactions undertaken as a result of such Like-Kind Exchange.  Seller’s indemnification obligations under this Section 2.5 are not subject to limitation or qualifications contained in Article 15.

ARTICLE 3

PURCHASE PRICE

3.1.   Purchase Price.  The purchase price for the Assets shall be $311,000,000.00 (the “Purchase Price”).  At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 3.4.

3.2.   Escrow Amount.  Within three business days after the execution of this Agreement, Seller and Buyer (or an affiliate of Buyer) shall execute an Escrow Agreement in the form set forth in Exhibit Q (the “Escrow Agreement”) and Buyer shall deposit with the escrow agent named in the Escrow Agreement (the “Escrow Agent”) an amount equal to Ten Million Dollars ($10,000,000) (the “Escrow Amount”).  The Parties acknowledge and agree that that the Escrow Amount shall be distributed pursuant to the terms of Article 12 of this Agreement and the terms and conditions in the Escrow Agreement.

3.3.   Allocation of the Purchase Price.  Buyer, with Seller’s approval, has allocated a portion of the Purchase Price among the Wells, Leases Within Drillsite Spacing Units, and Leases Outside of Drillsite Spacing Units as set forth on Exhibit B.  Buyer and Seller agree to use the values so allocated as the values for the individual Assets when filing all tax returns (including IRS Form 8594 and any required exhibits thereto) in a manner consistent with the Allocated Value.  For purposes of the Tax filings (including IRS Form 8594), neither Buyer nor Seller shall take any position which is inconsistent with the Allocated Value unless required to do so under applicable Law.  If the Purchase Price is adjusted pursuant to Section 3.4, the Allocated Value shall be appropriately modified for purposes of the Tax filings (including IRS Form 8594) to reflect increases or decreases in the various asset categories which give rise to such adjustments.  Buyer shall provide Seller with written notice of any proposed adjustment for purposes of the Tax filings (including IRS Form 8594) required by adjustment of the Purchase Price in Section 3.4 and such adjustments will become final unless Seller responds to such written notices within twenty (20) days of receipt thereof.  Buyer and Seller agree to reasonably cooperate to resolve any disputes, and if the parties are unable to agree on the adjustments, the procedures in Section 14.1(b) shall apply.  The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset.

3.4.   Adjustments to Purchase Price.  All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

(a)   Settlement Statements.  The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller, submitted to Buyer at least five business days prior to Closing for Buyer’s comment and review and agreed to by both Buyer and Seller.  Buyer and Seller shall use commercially reasonable efforts to agree on the Preliminary Settlement Statement.  The Parties shall negotiate in good faith in an effort to agree on the Preliminary Settlement Statement.  The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations.  The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section using reasonable estimates if actual numbers are not available.  After Closing, the Purchase Price shall be adjusted pursuant to the Settlement Statement delivered pursuant to Section 14.1.

(b)   Property Expenses.  For the purposes of this Agreement, the term “Property Expenses” shall mean, all costs attributable to the ownership, maintenance, perpetuation and operation of the Assets, including without limitation, all capital and operating expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (as defined and apportioned as of the Effective Date), drilling, completing and equipping expenses, workover expenses, geological, geophysical, other exploration or development expenditures, in each case to the extent chargeable to owners of the Assets under the Samson Operating Agreement and any other applicable joint operating agreement, as all of the foregoing are affected by the Farmout Agreements.  The Property Expenses exclude all liabilities, losses, costs, and expenses attributable to:

(1)   claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law to the extent that such matters are based on events occurring prior to the Closing Date;

(2)   obligations to plug wells and dismantle facilities and clear the site or restore the surface around such wells and facilities to the extent that the obligation arose prior to the Effective Date;

(3)   obligations to remediate actual or claimed contamination of groundwater, surface water, soil or Equipment to the extent that the obligation arose prior to the Effective Date;

(4)   title claims (including claims that Leases have terminated) to the extent that claims are based on events occurring prior to the Closing Date;

(5)   claims of improper calculation or payment of royalties on production prior to the Effective Date (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices, in each case when such costs or prices are paid to or by affiliates of the parties;

(6)   gas balancing and other production balancing obligations to the extent that the obligation arose prior to the Effective Date;

(7)   casualty and condemnation to the extent that the events arose prior to the Effective Date; and

(8)   any claims for indemnification, contribution or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (1) through (7), whether such claims are made pursuant to contract or otherwise;

provided however, that any environmental liabilities shall be governed by Article 6 and in the event of a conflict between Section 3.4(b) and Article 6, Article 6 shall govern in all respects.

For the avoidance of doubt, for all purposes of this Agreement, Property Expenses (i) shall be considered and deemed “attributable to the period prior to the Effective Date” if the work that is the basis of the expenses was performed in the field prior to the Effective Date and (ii) shall be considered and deemed “attributable to the period after the Effective Date” if the work that is the basis of the expenses was performed in the field after the Effective Date.

(c)   Upward Adjustments.  The Purchase Price shall be adjusted upward by the following:

(1)   An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received by Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Date;

(2)   Subject to Section 9.1(a), an amount equal to the Property Expenses, incurred and paid by Seller, that are attributable to the period after the Effective Date;

(3)   To the extent not covered in the preceding paragraph, an amount equal to the prepaid Property Expenses attributable to the period after the Effective Date that were paid by or on behalf of Seller;

(4)   An amount equal to the value (net of applicable Taxes and deductions by the purchaser(s) of production) of Seller’s share of all oil in storage tanks with respect to the Assets at the Effective Date to be calculated as follows:  The value shall be the product of (i) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Date as shown by the actual gauging reports, less any volumes below the load line, multiplied by (ii) the price actually received for February 2012 production under the applicable marketing contract if the hydrocarbons in question had been sold; provided, however, that the adjustment contemplated by this subsection (4) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Date merchantable oil in the storage tanks;

(5)   Subject to Section 9.1(a), as applicable, an amount equal to the Seller’s actual cost paid by Seller as of Closing Date for Post-Effective Date AMI Leases;   and

(6)   any other amount agreed to by Buyer and Seller.

(d)   Downward Adjustments.  The Purchase Price shall be adjusted downward by the following:

(1)   Proceeds received and retained by Seller (net of applicable Taxes not otherwise accounted for hereunder and royalties) that are attributable to production from the Assets after the Effective Date;

(2)   The amount of the Property Expenses, that remain unpaid by Seller, or that have been paid by Buyer, that are attributable to the period prior to the Effective Date;

(3)   An amount equal to the sum of all Environmental Defect Adjustments;

(4)   An amount equal to the Title Defect Adjustments; and

(5)   Any other amount agreed to by Buyer and Seller.

(e)   Tax Adjustments.  To adjust the Purchase Price for the apportionment of Taxes, the Parties agree to adjust the Purchase Price, downward or upward, as appropriate, pursuant to the provisions of Article 10.

ARTICLE 4

BUYER’S INSPECTION

4.1.   Access to the Records.  Prior to Closing and subject to Section 9.3, Seller will make the Records available to Buyer and Buyer’s agents, representatives, advisors, attorneys, underwriters or other parties providing services to Buyer in connection with its potential acquisition of the Assets (collectively, “Buyer’s Representatives”) for inspection, copying, and review at Seller’s offices or on the Lands during normal business hours, or will furnish the Records promptly to Buyer at Buyer’s reasonable request, or will allow Buyer and Buyer’s Representatives to inspect the Lands, Leases, Wells and Assets, to permit Buyer to perform its due diligence review.  Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire.

4.2.   Disclaimer.  Except for the representations contained in this Agreement, Seller makes no representation of any kind as to the Records or any information contained therein.  Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

4.3.   Buyer’s Representatives.  To the extent that Buyer uses Buyer’s Representatives to conduct its due diligence activities, either in Seller’s offices or on the Lands or reviewing the Records furnished by Seller at Buyer’s request, Buyer agrees to (i) make Buyer’s Representatives aware of the terms and conditions set forth in this Article 4 and the confidentiality provisions of Article 9, and (ii) ensure that Buyer’s Representatives agree to be bound by the terms of this Article 4 and the confidentiality provisions of Article 9.

ARTICLE 5

TITLE MATTERS

5.1.   Title and Definitions.

(a)   Title.  Subject to the Title Threshold set forth in Section 5.2(b), Seller represents and warrants to Buyer that as of the Closing Date in respect to the Wells and Leases, Seller owns Defensible Title, as defined in Section 5.1(b).  This representation and warranty shall survive the Closing until June 30, 2012.

(b)   Defensible Title.  The term “Defensible Title” shall mean:

(1)   as to the Wells, means such title subject to and except for Permitted Encumbrances: (i) that entitles Seller to receive not less than the net revenue interest (“NRI”) set forth on Exhibit B for the currently producing formations or intervals in each Well; (ii) that obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the currently producing formations or intervals in each Well in an amount not greater than the working interest (“WI”) set forth in Exhibit B, without a corresponding and proportionate increase in NRI; and (iii) that is free and clear of encumbrances, liens and defects.

(2)   as to the Leases, Leases Within Drillsite Spacing Units and Leases Outside Drillsite Spacing Units, excluding Post-Effective Date AMI Leases, means such title subject to and except for Permitted Encumbrances that entitles Seller to receive ownership and control of the Leases equal to the Net Mineral Acres for each Lease set forth on Exhibit A and that is free and clear of encumbrances, liens and defects.

(c)   Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

(1)   lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burden does not operate to reduce the NRI below the amount set forth on Exhibit B as to the Wells; and with respect to the Leases, does not operate to reduce the Net Mineral Acres on a Lease to an amount less than the Net Mineral Acres of Seller in the Lease, as set forth on Exhibit A;

(2)   liens for Taxes, or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(3)   all rights to consent by, required notices to, filings with, or other actions by federal, state, local or foreign governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

(4)   rights of reassignment upon the surrender or expiration of any Lease;

(5)   easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past or materially affect the value thereof;

(6)   materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, obligations under such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

(7)   the terms of the Samson Operating Agreement;

(8)   liens or encumbrances that proportionately burden the interest of Seller and Buyer (and/or Buyer’s affiliates), not created by Seller, including, but not limited to, mortgages or deeds of trust burdening a Lease and granted by a mineral owner or its predecessor that have not been subordinated to the Lease;

(9)   a failure by Seller to have received an assignment of a Lease from Samson, as the “Acquiring Party”, under or pursuant to the AMI Clause, when Seller has as the “Receiving Party” made a timely election under the AMI Clause to participate in the Lease acquisition and Seller can provide Buyer evidence of its timely election to participate in the lease acquisition, provided such Leases are disclosed on Exhibit P;

(10)   the existence of prior unreleased oil and gas leases having primary terms that have expired and for which no affidavit of production appears of record;  and

(11)   missing probate or estate proceedings for mineral owners when affidavits of heirship confirming succession of interest are in the title materials or title reports of the acquiring party;

(12)   an election (whether affirmative or not) by a third party subject to the Samson Operating Agreement or other applicable joint operating agreement whereby such third party is deemed to have not participated in a proposed operation, provided that this shall be a Permitted Encumbrance for only the term of the recoupment period associated with such non-consent election; and

(13)   state laws and regulations, and the rules and regulations of the North Dakota Industrial Commission with respect to pooling and unitization, including the statutory non-consent penalty.

(d)   Title Defect.

(1)   The term “Title Defect” as to Wells, means any lien, encumbrance, claim, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the Seller’s title to any Well less than Defensible Title and reduces the Allocated Value of the affected Well.

(2)   The term “Title Defect” as to Leases Within Drillsite Spacing Units means with respect to the Leases any valid objection to Seller’s real property title, excluding Permitted Encumbrances, causing the ownership of Seller in the Leases Within Drillsite Spacing Units as of the Closing Date to be less than 17,744.23 Net Mineral Acres (less any Net Mineral Acres associated with Leases which expired on their own terms after the Effective Date and prior to Closing in the ordinary course of business and not due to a default by Seller (the “Customary Expired Leases”)).  The term “Title Defect” as to Leases Outside of Drillsite Spacing Units means with respect to the Leases any valid objection to Seller’s real property title, excluding Permitted Encumbrances, causing the ownership of Seller in the Leases Outside of Drillsite Spacing Units as of the Closing Date to be less than 32,668.83 Net Mineral Acres (less any Net Mineral Acres associated with the Customary Expired Leases).  For all purposes of Article 5, including this Section 5.1(d)(2), Section 5.1(f)(1) and Section 5.1(f)(2), the references to “17,744.23 Net Mineral Acres” and “32,668.83 Net Mineral Acres” shall not include any Net Mineral Acres associated with the Post-Effective Date AMI Leases, which Leases shall be subject to the provisions of Section 9.1(a)(3).

(e)   Title Defect Value for Wells.  “Title Defect Value” means for Wells the amount by which the Allocated Value of given Well has been reduced on account of the Title Defect.  In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the defect.  The Title Defect Value may not exceed the Allocated Value of the Well and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

(1)   If the Title Defect is a lien or encumbrance on the Asset, the Title Defect Value shall be the cost of removing such lien or encumbrance.

(2)   If the Title Defect is an actual reduction in NRI in a Well without a proportionate change in the WI, the Title Defect Value shall be the Allocated Value for the particular Asset, proportionately reduced by the ratio of the actual NRI to the represented NRI.

(3)   If the Title Defect does not fall into subsection (1) or (2), then the Title Defect Value shall be determined by the Parties in good faith, taking into account all relevant factors, including without limitation, the following:

(i)   The Allocated Value of any affected Well;

(ii)   If such Well is producing, the present value of the future income expected to be produced therefrom; and

(iii)   The legal effect of the Title Defect.

(f)   Title Defect Value for Leases.  “Title Defect Value” shall mean for Leases:

(1)   If the Title Defect is based on Seller not owning as of the Closing Date at least 17,744.23 Net Mineral Acres of Leases Within Drillsite Spacing Units (less any Net Mineral Acres associated with the Customary Expired Leases), then the Defect Value shall be the amount of any such deficiency in Net Mineral Acres multiplied by a value per Net Mineral Acre for Leases Within Drillsite Spacing Units set forth on Exhibit B.  For example, if  Buyer determines that Seller has only 17,644.23 Net Mineral Acres under Leases Within Drillsite Spacing Units (less any Net Mineral Acres associated with the Customary Expired Leases), then the Title Defect Value for such deficiency shall be 100.00 Net Minerals Acres times the Allocated Value per Net Mineral Acre for Leases Within Drillsite Spacing Unit as set forth on Exhibit B.

(2)   If the Title Defect is based on Seller not owning as of the Closing Date at least 32,668.83 Net Mineral Acres of Leases Outside of Drillsite Spacing Units (less any Net Mineral Acres associated with the Customary Expired Leases), then the Defect Value shall be the amount of any such deficiency in Net Mineral Acres multiplied by a value per Net Mineral Acre for Leases Outside of Drillsite Spacing Units set forth on Exhibit B.   For example, Buyer determines that Seller has only 32,468.83 Net Mineral Acres under Leases Outside of Drillsite Spacing Units (less any Net Mineral Acres associated with the Customary Expired Leases), then the Title Defect Value for such deficiency shall be 200.00 Net Minerals Acres times the Allocated Value per Net Mineral Acre for Leases Outside of Drillsite Spacing Unit as set forth on Exhibit B.

5.2.   Purchase Price Adjustments for Title Defects.

(a)   Notice of Title Defects.   Buyer shall give Seller each written “Notice of Title Defects” as soon as possible but no later than 5:00 p.m. Mountain Time on May 17, 2012 (the “Title Defect Date”).  Each such notice must be in writing and (i) name the affected Asset; (ii) describe each Title Defect with respect to the affected Asset; (iii) describe the basis for each Title Defect set forth in such notice; (iv) attach Supporting Documentation not in Seller’s possession; (v) state the Allocated Value (if any) of the affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value; and (vii) set forth the computations, upon which Buyer’s estimate is based.  For the purposes of this Section, “Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in Seller’s chain of title, the documents preceding and following the gap shall be attached, or in any other case reasonable written documentation.  If such Supporting Documentation is not in Seller’s possession, Buyer agrees to provide a copy of such documentation to Seller, or alternatively, a location where Seller can obtain such supporting documentation – such as a file number, etc.

(b)   Defect Adjustments.   If an Asset is affected by a Title Defect, the Purchase Price will be reduced under Section 3.4 and as set forth below, unless, (i) Seller cures the Title Defect prior to Closing; (ii) Buyer agrees to waive the relevant Title Defect; (iii) Seller, with Buyer’s consent, which Buyer may withhold in its sole discretion, elects on or before Closing to indemnify Buyer against any loss attributable to the relevant Title Defect; or (iv) the Title Threshold has not been exceeded.  The Purchase Price shall be adjusted for Title Defects only if the aggregate amount of all Title Defect Values for all of the Assets exceeds 1% of the Purchase Price (the “Title Threshold”) (with the amount of such adjustment being the “Title Defect Adjustment”).  The Title Threshold is a threshold and not a deductible.  The Title Threshold and the Environmental Threshold are separate and distinct and shall operate independently.  The Title Threshold shall be considered one threshold for all purposes under this Agreement, whether Buyer submits a Title Defect pre-Closing pursuant to Section 5.2 or a claim for indemnification pursuant to Article 15, and accordingly, each Title Defect Value associated with each Title Defect submitted pursuant to Section 5.2 shall count toward the Title Threshold both before and after Closing.

5.3.   Title Benefit.  If Seller determines that (a) the ownership of any Well entitles Seller to a larger NRI or reduces royalty and other burdens on production with respect to such Well so that the Seller’s ownership in the Well is greater than that set forth on Exhibit B; or (b) the ownership of any Lease entitles Seller to a greater number of Net Mineral Acres than that set forth on Exhibit A;  (a “Title Benefit”), then Seller shall notify Buyer of such Title Benefit in writing on or before the Title Defect Date, describing in such notice the same items which are provided in a Notice of Title Defects pursuant to Section 5.2.  The amount of each Title Benefit shall be determined in the same manner as provided in Section 5.1(e) and 5.1(f), as applicable, with respect to Title Defect Values.  The aggregate amount of the Title Benefits will only be used to reduce the aggregate amount of the Title Defect Values and the Title Defect Adjustment.

5.4.   Procedures for Title Defects .

(a)   If Seller and Buyer agree that a Title Defect exists and if prior to the Closing Date (or if following the Closing Date with respect to Title Defects asserted post-Closing pursuant to a claim for indemnification due to a breach of the representation in Section 5.1(a)), Seller has been unable or is unwilling to cure such Title Defect (and there is no dispute as to whether or not it has been cured), then (i) subject to the Title Threshold under Section 5.2(b), Buyer may elect not to acquire the Asset subject to the Title Defect, such asset being referred to herein as the “Title Defect Property”,  and the Closing Amount will be reduced by the Allocated Value of such Title Defect Property (or if no Allocated Value, then the Allocated Value derived from the associated Asset with an Allocated Value), or (ii) subject to the Title Threshold under Section 5.2(b), Buyer may elect to acquire such Title Defect Property from Seller and the Closing Amount will be reduced by the Title Defect Amount with respect to such Title Defect Property (taking into account the results of any curative efforts made by or on behalf of Seller with respect to such Title Defect Property).

(b)   If Seller and Buyer are unable to reach an agreement at any time as to whether a Title Defect exists or, if Buyer and Seller agree that a Title Defect exists but disagree as to whether it has been cured or the amount of the Title Defect Amount attributable to such Title Defect, then dispute resolution procedures may be initiated by Seller or Buyer under Section 5.5 promptly following the inability to reach an agreement.

(c)   Subject to Section 5.5, any Asset for which Buyer and Seller are unable to reach an agreement at any time as to whether a Title Defect exists or, if Buyer and Seller agree that a Title Defect exists but disagree as to whether it has been cured or the amount of the Title Defect Amount attributable to such Title Defect, may be retained by Seller and the Closing Amount shall be reduced by the Allocated Value therefor (or, if no Allocated Value then the Allocated Value derived from the associated Asset with an Allocated Value).

(d)   If Buyer submits a Title Defect pre-Closing pursuant to either Section 5.2 or post-Closing pursuant to a claim for indemnification pursuant to Article 15, the procedures set forth in this Section 5.4 and in Section 5.3 shall be applicable thereto, and for purposes of those provisions, the Title Defect Date shall be June 30, 2012.

5.5.   Arbitration.

(a)   If any Party hereto elects to submit any dispute to arbitration as specifically provided in this Section 5.5, then such Party will notify the other Party in writing.  Within fifteen (15) days following such notice, Seller and Buyer agree to jointly select an arbitrator.  For disputes regarding Title Defects or Title Defect Amounts, the arbitrator will be an experienced oil and gas attorney, familiar by training and experience with U.S. oil and gas legal and business matters including titles and oil and gas transactions.  This person will be the sole arbitrator (the “Title Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects and Title Defect Amounts.  If Seller and Buyer are unable to agree on the Title Defect Arbitrator within the fifteen (15)-day period, either Party hereto may apply to a Colorado court regarding asserted Title Defects and Title Defect Amounts for the selection of a Title Defect Arbitrator with the qualifications set forth in this Section.

(b)   Any arbitration hearing, if one is desired by the Title Defect Arbitrator, will be held in Denver, Colorado, or such other location acceptable to both Parties and the Title Defect Arbitrator.  Seller or Buyer may elect to conduct the proceeding by written submissions from Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Title Defect Arbitrator may desire.  The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances.  The decision of the Title Defect Arbitrator with respect to such remaining disputed matters will be reduced to writing and binding on the Parties.  Judgment upon the award(s) rendered by the Title Defect Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  Seller and Buyer, respectively, will bear their own legal fees and other costs incurred in presenting their respective cases.  The charges and expenses of the Title Defect Arbitrator will be shared equally by the Parties.

(c)   The arbitration will commence as soon as possible after the Title Defect Arbitrator is selected in accordance with the provisions of this Section 5.5.  In fulfilling his or her duties with respect to determining the amount of a Title Defect Amount, the Title Defect Arbitrator shall consider the terms and provisions of this Agreement, and may consider such matters as, in the opinion of the Title Defect Arbitrator, are necessary or helpful to make a proper valuation.  Furthermore, the Title Defect Arbitrator may consult with and engage disinterested third parties to advise the Title Defect Arbitrator including, without limitation, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Title Defect Arbitrator.  The sole remedy in any arbitration award will be resolution of alleged Title Defects and Title Defect Amounts and the Title Defect Arbitrator will not award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

(d)   Any replacement Title Defect Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Title Defect Arbitrator.

(e)   As to any determination of amounts owing under the terms of this Section 5.5, no lawsuit based on such claimed amounts owing will be instituted by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Title Defect Arbitrator.

(f)   All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

5.6.   Casualty Loss.  Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility) up to the Allocated Value thereof.  Seller, at its sole option, may elect to cure such Casualty Loss.  If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility.  If Seller cures the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price Adjustment for such Casualty Loss.

ARTICLE 6

ENVIRONMENTAL MATTERS

The provisions of this Article apply only to the environmental matters associated with the Assets.

6.1.   Definitions.  For the purposes of the Agreement, the following terms shall have the following meanings:

“Environmental Consultant” means ES&H Environmental Services, Inc.

“Environmental Defect” means (a) a condition in, on or under the Assets (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) attributable to the period of time prior to the Closing Date that (i) causes, or could, based on the facts existing on the Closing Date, reasonably be expected to cause, the Assets to be in violation of an Environmental Law, or (ii) would require Remediation under an Environmental Law, or (iii) creates, or could, based on the facts existing on the Closing Date, reasonably be expected to create, liability to third parties under an Environmental Law, and (b) the cost to remediate the Environmental Defect exceeds $25,000 per incident or condition, net to Seller’s interest.  For the purposes of this Agreement, the Parties agree that each Environmental Defect will be addressed as a single incident or condition, and that Environmental Defects will not be aggregated on a per well basis or a per condition basis or otherwise, and that the term “per incident or condition” in the preceding sentence shall be interpreted accordingly.

“Environmental Defect Notice” means each written notice given by Buyer to Seller alleging an Environmental Defect.  An Environmental Defect Notice shall be in writing and shall (i) name the affected Asset, (ii) reasonably describe the condition in, on or under the Asset that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the estimated cost to remediate the Environmental Defect as calculated by the Environmental Consultant.  To be valid, all Environmental Defect Notices must be received by Seller on or before 5:00 p.m. Mountain Time on May 17, 2012.  For the purpose of the preceding sentence, “substantiation for the Environmental Defect” shall mean reports prepared by, or results of tests performed by, the Environmental Consultant.

“Environmental Defect Value” means for a particular Environmental Defect, the costs to remediate that Environmental Defect plus the “actual Losses incurred or expected to be incurred” by the owner of the Well in question as a result of the Environmental Defect.   Environmental Defect Value shall be the net value to Seller’s interest in the Asset.  As used in the preceding sentence, “actual Losses incurred or expected to be incurred” means Losses reasonably anticipated to be incurred as evidenced by written demands, actions or penalties imposed or threatened to be imposed or other reasonable evidence.

“Environmental Laws” means any law, statute, rule, regulation, code, ordinance, decree or order, or other legally enforceable requirement (including, without limitation, common law) issued by any federal, state, or local governmental entity in effect on or before the Closing Date regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the generation, handling, treatment, storage, transportation, Release or disposal of Hazardous Materials.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, PCBs, mercury, flammable or explosive materials; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) petroleum or petroleum products (including crude oil); and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“PCBs” means any chemical substance that is limited to the biphenyl molecule that has been chlorinated to varying degrees or any combination of substances which contains such substance.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remediation” means actions taken to correct an Environmental Defect or otherwise required to clean up, remove, treat or in any other way address any Hazardous Material in compliance with applicable law, as recommended in writing by the Environmental Consultant.

6.2.   Environmental Representations.  Seller represents that it owns a working interest in the Wells but Seller does not operate any of the Wells.   Seller represents to Buyer as of the execution of this Agreement and as of the Closing that:

(a)   To its knowledge as a non-operator, the Assets are in material compliance with, and have been operated in material compliance with, all Environmental Laws.

(b)   Seller has not received a written notice of a violation of an Environmental Law, including without limitation, violations of governmental permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Environmental Law (“Environmental Permits”), with respect to the Assets that remains uncured.

(c)   To its knowledge as a non-operator, all Environmental Permits necessary for the operation of the Assets have been obtained, all such Environmental Permits are in good standing, and the Assets are in material compliance with, and have been operated in material compliance with, all such Environmental Permits.

(d)   There are no actions, suits, claims, investigations, inquiries or proceedings pending, or to the knowledge of Seller, threatened brought by or before any court or any other governmental authority with respect to the Assets that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state law.

(e)   To its knowledge as a non-operator,  there has been no Release of any Hazardous Materials on, at or under any of the Assets.

(f)   To its knowledge as a non-operator, no portion of the Assets is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law.

(g)   To its knowledge as a non-operator, the Assets are not currently operated or required to be operated under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(h)   To its knowledge as a non-operator,  no Hazardous Materials have been generated, manufactured, stored, transported, treated, recycled, disposed of, Released or otherwise handled in any way on, at, under, or about any of the Assets, except in compliance with Environmental Laws.

(i)   To its knowledge as a non-operator, no remedial or corrective action necessary to ensure compliance with Environmental Laws is contemplated, required or is being currently undertaken and no written notice or other communication has been received by Seller from any governmental authority in respect of the Assets that remedial or corrective action is or may be required pursuant to any Environmental Law.

(j)   To its knowledge as a non-operator,  none of the following exists on, at, in or under any of the Assets: (i) underground storage tanks, (ii) materials or equipment containing asbestos in any form or condition, (iii) materials or equipment containing any PCBs, or (iv) landfills, surface impoundments, or disposal areas.

6.3.   Environmental Liabilities and Obligations.

(a)   Retained Environmental Liabilities.  Upon Closing, subject to Section 6.4, Seller agrees to retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer (but no other third parties) from all Losses attributable to and relating to (i) Environmental Defects for which Seller receives a valid and timely Environmental Defect Notice, and (ii) the disposal prior to the Closing Date of any Hazardous Materials generated on, by or from the Assets and disposed off of the Assets in violation of Environmental Laws (collectively, the “Retained Environmental Liabilities”); provided that timely receipt of a valid Environmental Defect Notice and verification of the costs of Remediation by the Environmental Consultant are conditions precedent to Seller’s obligation to retain liability for any Environmental Defect under Section 6.3(a)(i).  If Seller receives an Environmental Defect Notice for a particular Environmental Defect and such Environmental Defect Notice is not contested under the provisions of Section 6.5, and subject to the provisions of Section 6.4, Seller agrees to retain all claims, costs, expenses, liabilities and obligations accruing or relating to the Environmental Defect that was the subject of the Environmental Defect Notice.

(b)   Assumed Environmental Liabilities.  Except for Retained Environmental Liabilities and except for Losses arising out of or relating to Seller’s breach of its representation and warranties, and subject to the provisions of Section 6.4, upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Closing Date, including without limitation any and all liability for (i) Naturally Occurring Radioactive Materials as defined by the Environmental Laws, (ii) man-made material fibers, (iii) the obligation to plug and abandon the Wells listed on Exhibit B, and (iv) reclamation of existing well sites on the Lands (collectively, the “Assumed Environmental Liabilities”).

(c)   Failure to Deliver Environmental Defect Notice.  If Buyer fails to timely deliver an Environmental Defect Notice with respect to an Asset, or if the aggregate of all Environmental Defects is equal to or less than the Environmental Threshold, Buyer shall be deemed to (i) accept the environmental condition(s) in, on and under that Asset, (ii) have waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the Asset, and (iii) include the particular environmental condition(s) as part of the Assumed Environmental Liabilities; provided that, notwithstanding the foregoing, Buyer may elect unilaterally to exclude any Well which has an Environmental Defect from the Transaction in accordance with the procedure set forth in Section 6.4(b) and the environmental conditions with respect to such Asset shall be part of the Retained Environmental Liabilities.

6.4.   Remedies.

(a)   Environmental Defects less than the Environmental Threshold.  If the aggregate Environmental Defect Values of all valid Environmental Defect Notices timely delivered to Seller is less than or equals 1% of the Purchase Price, net to Seller’s interest (with such amount being the “Environmental Threshold”), the Environmental Defects identified in such notices, other than Environmental Defects associated with any Well excluded by Buyer under Section 6.3(c), will not be Retained Environmental Liabilities; accordingly, Seller will have no obligation hereunder with respect thereto and Buyer agrees to assume, and release Seller from, the obligations with respect thereto as part of the Assumed Environmental Liabilities, other than as related to breaches of Seller’s representations and warranties in Section 6.2.  For the avoidance of doubt, this provision shall not limit Buyer’s remedies in Article 15 for breaches of Seller’s representations and warranties in Section 6.2.  The Environmental Threshold referenced in the preceding sentence is a threshold and not a deductible.  The Environmental Threshold and the Title Threshold are separate and distinct and operate independently.

(b)   Environmental Defects greater than the Environmental Threshold.  If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to Seller exceeds the Environmental Threshold, Seller shall elect one of the following options:  (i) remediate the condition on the affected Assets comprising the specified Environmental Defect(s) as promptly as practicable (and retain its obligation to indemnify and defend Buyer from any Losses relating to such Environmental Defects), such remediation to be to Buyer’s reasonable satisfaction and consistent with Environmental Laws; or (ii) pay Buyer no later than 10 days following the delivery of the applicable Environmental Defect Notice(s) Buyer’s estimate of the Environmental Defect Value (“Environmental Defect Adjustment”), in which event Buyer shall release Seller from any further Retained Environmental Liability relating to the Environmental Defects so satisfied.  Notwithstanding the foregoing, if the aggregate Environmental Defect Value claimed by Buyer for a particular Asset affected by an Environmental Defect (as agreed to by the Parties or established pursuant to Section 6.5) exceeds the Environmental Threshold, in addition to the options set forth in this Section, Seller or Buyer may elect unilaterally by written notice to the other party to exclude the Asset from this Transaction, in which event (a) if such election is made prior to Closing, Seller shall retain such Asset and the Purchase Price shall be reduced by the Allocated Value of such Asset, and (b) if such election is made after Closing, Buyer will reconvey the Asset to Seller effective as of the Effective Date and Seller will refund the Allocated Value paid with respect thereto, and Buyer will refund to Seller the proceeds of production it has received from such Asset, net of any Property Expenses borne by Buyer with respect to such Asset.

6.5.   Contested Environmental Defects.  If Seller contests the existence of an Environmental Defect or the Environmental Defect Value, Seller shall notify Buyer in writing on or before 30 days after receipt of the Environmental Defect Notice (“Rejection Notice”).  The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the Environmental Defect Value.  Within 5 business days after receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect and the Environmental Defect Value.  If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect and/or the Environmental Defect Value subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 6.7.  If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect and Buyer’s estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.

6.6.   Procedures Regarding Environmental Defects.

(a)   If Seller and Buyer agree that an Environmental Defect exists and if prior to the Closing Date, Seller has been unable or is unwilling to cure such Environmental Defect (and there is no dispute as to whether or not it has been cured), then (i) Buyer may elect not to acquire the Asset subject to the Environmental Defect, such asset being referred to herein as the “Environmental Defect Property”, and if the Environmental Threshold has been exceeded, the Closing Amount will be reduced by the Allocated Value of such Environmental Defect Property (or if no Allocated Value, then the Allocated Value derived from the associated Asset with an Allocated Value), or (ii) Buyer may elect to acquire such Environmental Defect Property from Seller and the Closing Amount will be reduced by the Environmental Defect Value with respect to such Environmental Defect Property if the Environmental Threshold has been exceeded (taking into account the results of any curative efforts made by or on behalf of Seller with respect to such Environmental Defect Property).

(b)   If Seller and Buyer are unable to reach an agreement at any time as to whether an Environmental Defect exists or, if Buyer and Seller agree that an Environmental Defect exists but disagree as to whether it has been cured or the amount of the Environmental Defect Value attributable to such Environmental Defect, then dispute resolution procedures may be initiated by Seller or Buyer under Section 6.7 promptly following the inability to reach an agreement.

(c)   Subject to Section 6.7, any Asset for which Buyer and Seller are unable to reach an agreement at any time as to whether an Environmental Defect exists or, if Buyer and Seller agree that an Environmental Defect exists but disagree as to whether it has been cured or the amount of the Environmental Defect Value attributable to such Environmental Defect, may be retained by Seller and the Closing Amount shall be reduced by the Allocated Value therefor (or, if no Allocated Value then the Allocated Value derived from the associated Asset with an Allocated Value).

6.7.   Arbitration.

(a)   If either Party hereto elects to submit any dispute to arbitration as specifically provided in this Section 6.7, then such Party will notify the other Party in writing.  Within fifteen (15) days following such notice, Seller and Buyer agree to jointly select an arbitrator.  For disputes regarding Environmental Defects or Environmental Defect Values, the arbitrator will be an experienced environmental attorney, familiar by training and experience with environmental legal and business matters including environmental matters in connection with oil and gas transactions.  This person will be the sole arbitrator (the “Environmental Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Environmental Defects and Environmental Defect Values.  If Seller and Buyer are unable to agree on the Environmental Defect Arbitrator within the fifteen (15)-day period, either Party hereto may apply to a Colorado court regarding asserted Environmental Defects and Environmental Defect Values for the selection of an Environmental Defect Arbitrator with the qualifications set forth in this Section.

(b)   Any arbitration hearing, if one is desired by the Environmental Defect Arbitrator, will be held in Denver, Colorado, or such other location acceptable to both Parties and the Environmental Defect Arbitrator.  Seller or Buyer may elect to conduct the proceeding by written submissions from Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Environmental Defect Arbitrator may desire.  The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances.  The decision of the Environmental Defect Arbitrator with respect to such remaining disputed matters will be reduced to writing and binding on the Parties.  Judgment upon the award(s) rendered by the Environmental Defect Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  Seller and Buyer, respectively, will bear their own legal fees and other costs incurred in presenting their respective cases.  The charges and expenses of the Environmental Defect Arbitrator will be shared equally by the Parties.

(c)   The arbitration will commence as soon as possible after the Environmental Defect Arbitrator is selected in accordance with the provisions of this Section 6.7.  In fulfilling his or her duties with respect to determining the amount of an Environmental Defect Value, the Environmental Defect Arbitrator shall consider the terms and provisions of this Agreement, and may consider such matters as, in the opinion of the Environmental Defect Arbitrator, are necessary or helpful to make a proper valuation.  Furthermore, the Environmental Defect Arbitrator may consult with and engage disinterested third parties to advise the Environmental Defect Arbitrator including, without limitation, environmental and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Environmental Defect Arbitrator.  The sole remedy in any arbitration award will be resolution of alleged Environmental Defects and Environmental Defect Values and the Environmental Defect Arbitrator will not award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

(d)   Any replacement Environmental Defect Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Environmental Defect Arbitrator.

(e)   As to any determination of amounts owing under the terms of this Section 6.7, no lawsuit based on such claimed amounts owing will be instituted by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Environmental Defect Arbitrator.

(f)   All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

6.8.   Buyer’s Exclusion Right.  In addition to the rights and remedies otherwise granted to Buyer in this Article and subject to 12.1(a), Buyer shall have the right to unilaterally exclude any Asset from the Transaction that has an Environmental Defect caused by PCBs, so long as Buyer delivers to Seller, on or before 5:00 p.m. Mountain Time on May 17, 2012, an Environmental Defect Notice which details the PCB contamination and that Buyer elects to exclude such Asset from the Transaction pursuant to this Section 6.8.

6.9.   Exclusive Remedies.  The rights and remedies granted each Party in this Article, together with the indemnifications set forth in Article 15 and the rights of each Party to not close pursuant to Article 11, are the exclusive rights and remedies against the other Party related to any Environmental Defect or other environmental matters.

ARTICLE 7

SELLER’S REPRESENTATIONS

The Parties agreement with respect to Title Matters and Environmental Matters is set forth in Articles 5 and 6, respectively, and the provisions of those Articles set forth Seller’s representations with respect to Title Matters and Environmental Matters.  Except for Title Matters and Environmental Matters, Seller makes the following representations as of the execution of this Agreement and as of Closing:

7.1.   Corporate Representations.

(a)   Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to carry on its business in North Dakota.

(b)   Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction to which it is a party and to consummate this Transaction.  The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary corporate action of Seller.

(c)   The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, or breach of or constitute a default under or require any consent under, any provision of Seller’s governing documents, or any provision of any statute, rule or regulation applicable to Seller or the Assets or any lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, or, (iii) violate, or be in conflict with any judgment, decree or order applicable to Seller.

7.2.   Authorization and Enforceability.  This Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with this Transaction to which it is a party constitutes, or when executed and delivered will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3.   Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

7.4.   Litigation.  Seller has not received a written claim or written demand notice that has not been resolved that would materially adversely affect any of the Assets.  There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to the knowledge of Seller, threatened against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the Seller’s ability to execute and deliver this Agreement or to consummate this Transaction.

7.5.   Capital Projects/AMI Acquisitions..  Exhibit F is a list and description of all wells or other specified capital projects to the extent such capital projects will extend beyond the Effective Date, and associated costs or estimates thereof to the extent such costs or estimates exceed $50,000 per Well or project net to Seller’s interest, which shall be referred to as the “Capital Projects.”  All costs and expenses incurred by the Parties with respect to Capital Projects will be apportioned between the Parties as Property Expenses.  Exhibit O is a list of all notices received by Seller as Receiving Party from Samson as Acquiring Party under the AMI Clause since the Effective Date and the election of Seller made as of the date of this Agreement with respect thereto.

7.6.   No Liens.  Except for Permitted Encumbrances, the Assets will be conveyed to Buyer at the Closing free and clear of all liens and encumbrances.

7.7.   Judgments; Governmental Authorizations.  There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller that would be reasonably expected to materially interfere with the operation of any of the Assets, or materially affect the value of any of the Assets, or impair Seller’s ability to enter into this Agreement or consummate this Transaction.  Seller (a) to its knowledge as a non-operator, has obtained and is maintaining all Governmental Authorizations that are presently necessary or required for the ownership and operation of the Assets as currently owned by Seller and (b) to its knowledge as a non-operator has operated the Assets in all respects in accordance with the conditions and provisions of such Governmental Authorizations, and no written notices of any violation have been received by Seller, and no proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Seller.

7.8.   Accuracy of the Records.  Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (ii) Seller has not intentionally withheld any material information from the Records or (iii) Seller has not intentionally misrepresented any material information in the Records.

7.9.   Preferential Rights and Consents; Calls on Production.  Seller has not granted any preferential purchase rights or consent rights affecting the Assets that are in effect, and to Seller’s knowledge, other than the AMI Clause, no third party has granted any preferential purchase rights or consents affecting the Assets, and there are no required third-party consents to assignment, which may be applicable to the Assets resulting from the transactions contemplated by this Agreement.  Except as set forth on Exhibit H, there are no calls on or preferential rights to purchase production from the Assets; provided, however, that Seller has entered into a contract prior to the Closing the Gas Purchase Contracts and the Gas Purchase Contracts, for all purposes, shall be considered as a disclosed Material Agreement listed on Exhibit C.

7.10.   Material Agreements.  Exhibits A, C, D and H list of all agreements that affect or relate to Seller’s ownership of the Assets (the “Material Agreements”).  Seller shall make available to Buyer a true and correct copies of all of the Material Agreements.  Except as noted on Exhibits A, C, D, and H, for the period of time that Seller has owned the Assets:

(a)   Seller did not default under any Material Agreement,

(b)   Seller has performed each term, covenant and condition of each of the Material Agreements required to be performed by Seller,

(c)   Seller has not received a written notice of material default with respect to the Material Agreements that remains uncured or written notice that any other party to a Material Agreement intends to cancel or terminate such contract,

(d)   Seller has made all of Seller’s payments due and owing under the Material Agreements in a timely manner before the same became delinquent, and

(e)   none of the Material Agreements contains terms or conditions that are not reasonable and customary in the oil and gas industry in North Dakota.

7.11.   Plugging Obligations.  There are no dry holes, or shut in or otherwise inactive wells, located on the Assets or lands pooled or unitized therewith that Seller has the obligation to plug and abandon and for which Seller has received notification from the operator of its desire to abandon the well.  There are no wells that: (a) Seller has received an order from any Governmental Authority requiring such well be plugged and abandoned, (b) to Seller's knowledge as a non-operator have been plugged and abandoned but have not been plugged in accordance with all applicable requirements for each Governmental Authority having jurisdiction over the Assets, and (c) to Seller’s knowledge as a non-operator, there have been no claims for cessation of production and there have been no conditions that would give rise to a valid claim of termination of a Lease in connection with such cessation of production.

7.12.   Personal Property and Equipment.

(a)   State of Repair.  To the Seller’s knowledge as a non-operator, the Wells have been maintained in a state of repair so as to be reasonably adequate for normal operations.

(b)   “As Is Where Is”.  Seller expressly disclaims and negates any warranty as to the condition of any personal property, equipment, fixtures and items of movable property comprising any part of the Wells, including (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any implied or express warranty of conformity to models or samples of materials, (iv) any rights of assignee under applicable statutes to claim diminution of consideration, and (v) any claim by Buyer for damages because of defects, whether known or unknown, it being expressly understood by Buyer that said personal property, equipment, fixtures, equipment and items of movable property are being conveyed to Buyer “as is, where is,” with all faults and in their present condition and state of repair.

7.13.   Hydrocarbon Sales Contracts.  Except for the “Hydrocarbon Sales Contracts” listed in Exhibit H, no hydrocarbons produced from the Assets are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 31 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets.  Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.  Seller is presently receiving a price for all production from (or attributable to) each Asset covered by a Hydrocarbon Sales Contract in accordance with the terms of such contract.  Seller is not having deliveries of gas from any Asset subject to a Hydrocarbon Sales Contract curtailed substantially below such property’s delivery capacity.  Notwithstanding the foregoing, Seller has entered into the Gas Purchase Contracts, and the Gas Purchase Contracts, for all purposes, shall be considered as a disclosed Material Agreement listed on Exhibit C.

7.14.   AFE’s, Drilling and Workover Proposals.  Except for the “New Well Proposals” attached hereto as Exhibit N, Seller has not received any other proposals from an operator that, if agreed to by Seller, would constitute a Capital Project hereunder.

7.15.   Area of Mutual Interest and Other Agreements .   With the exception of the AMI Clause and the Farmout Agreements, no Asset is subject to any area of mutual interest agreements or any farm-out or farm-in agreement affecting the Sanish, Bakken or Three Forks formations under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Date.

7.16.   Imbalance Volumes.

(a)   Gas Pipeline Imbalances.  Except for the gas imbalances reflected on Exhibit M (“Imbalance Volumes”), there do not exist any gas imbalances (i) which are with gatherers, processors, or transporters (ii) which are associated with the Assets and (iii) where Seller has received a quantity of gas prior to the Effective Date for which Buyer will have a duty after the Effective Date to deliver an equivalent quantity of gas or pay a sum of money.

(b)   Wellhead Gas Imbalances.  Except for the Imbalances Volumes, there do not exist any gas imbalances relating either to production from, or at, the wellhead between co-tenants or working interest owners in a well, unit, or field which are associated with the Assets where Seller has received any quantity of gas prior to the Effective Date for which Buyer will have a duty after the Effective Date to deliver an equivalent quantity of gas or pay a sum of money.

7.17.   Property Expenses.  In the ordinary course of business, Seller has paid all Property Expenses attributable to the period prior to the Effective Date as such Property Expenses become due, and such Property Expenses are being paid in a timely manner before the same become delinquent except such Property Expenses as are disputed in good faith by Seller in a timely manner.

7.18.   Taxes.  To Seller’s knowledge, there are no liens for Taxes (except for Taxes not yet due) on the Assets, and there is no unpaid Tax payable by Seller for which Buyer would become liable by reason of purchasing the Assets hereunder.  All Taxes arising in connection with or attributable to Seller’s ownership and/or operation of the Assets have been timely paid.   To Seller’s knowledge, none of the Assets is held in an arrangement treated as a partnership for income Tax purposes.  There is no dispute or claim concerning any Tax liability of Seller with respect to the Assets either claimed or raised by any authority in writing.  To Seller’s knowledge, no claim (which remains outstanding) has ever been made in writing by any authority in a jurisdiction where Seller does not file Tax Returns with respect to the Assets that Seller is or may be subject to taxation by that jurisdiction.

7.19.   Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by Seller.

7.20.   Condemnation.  There is no actual or to Seller’s knowledge, no threatened taking (whether permanent, temporary, whole or partial) or any portion of the Assets by reason of condemnation or the threat of condemnation.

7.21.   Lease Provisions.  To Seller’s knowledge as a non-operator, all conditions necessary to keep each Lease in full force and effect in accordance with its terms have been fully performed, and all obligations under the Leases have been fully performed, including the proper and timely payment of all royalties, rentals, shut in payments and other payments due thereunder.

ARTICLE 8

BUYER’S REPRESENTATIONS

Buyer makes the following representations to Seller as of the execution of this Agreement and as of Closing:

8.1.   Corporate Representations.

(a)   Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in North Dakota.

(b)   Buyer has all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party and to consummate this Transaction.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary corporate action of Buyer.

(c)   The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, (i) violate, or be in conflict with, any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate, or be in conflict with any judgment, decree or order applicable to Buyer.

8.2.   Authorization and Enforceability.  The execution, delivery and performance of this Agreement and this Transaction have been duly and validly authorized by all requisite action on behalf of Buyer.  This Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with this Transaction to which it is a party constitutes, or when executed and delivered will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

8.3.   Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

8.4.   Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate this Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.

8.5.   Securities Laws, Access to Data and Information.  Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business.  Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets.  Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts.

8.6.   Financial Resources.  At the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Purchase Price.

8.7.   Buyer’s Evaluation.

(a)   Records.  Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets.  Except for the representations of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller.

(b)   Independent Evaluation.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets.  An affiliate of Buyer owns an undivided interest in the Assets and it owns and operates other oil and gas properties similar in nature and kind to the Assets and is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets.  Accordingly, Buyer assumes the risk of the downhole condition of the Wells.  Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

8.8.   Operations.  Buyer acknowledges that Samson has been named operator of the Assets pursuant to the Samson Operating Agreement.

ARTICLE 9

COVENANTS AND AGREEMENTS

9.1.   Covenants and Agreements of Seller.  Seller covenants and agrees with Buyer as follows:

(a)   Operations Prior to Closing.

(1)   Seller agrees to maintain Seller’s insurance now in effect with respect to the Assets through the date of Closing.  From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid all Property Expenses incurred in connection with the ownership or operation of the Assets.  Except for Capital Projects listed on Exhibit F as of the date of this Agreement, Seller will timely notify Buyer of proposed activities and major capital expenditures that could reasonably be expected to cost in excess of $50,000 per activity (net to Seller’s interest) conducted on the Assets.  Seller will keep Buyer timely informed of all material developments affecting any of the Assets.

(2)   As of the date hereof, Seller has received the New Well Proposals attached as Exhibit N.  Exhibit N sets forth the deadline date for Seller to make an election with respect to each New Well Proposal therein (each, an “Identified Well Deadline Date”).  For example, the Identified Well Deadline Date for the Coronet 24-13-163-99H Well is April 25, 2012.  Following the date hereof and until the Closing, it is contemplated that Seller shall receive proposals from an operator with associated costs or estimates thereof which exceed $50,000 per well net to Seller’s interest (the “Post-Signing Well Proposals”, and together with the New Well Proposals, the “Well Proposals”), with each such Post-Signing Well Proposal containing a deadline date for Seller to make an election to participate in the proposed operation set forth therein (each, a “Post-Signing Well Deadline Date”, and together with each Identified Well Deadline Date, a “Well Deadline Date”).  At least two business days prior to the Well Deadline Date, Buyer shall notify Seller of whether Buyer would like Seller to consent to participate in the applicable Well Proposal; provided, that (A) Seller shall be obligated to make an election to participate in the Well Proposal if requested by Buyer and (B) to the extent the Well Deadline Date for a Well Proposal occurs three days or more following Closing and if Buyer does not inform Seller of whether Buyer would like Seller participate in such Well Proposal, then upon Closing, Buyer shall acquire all of Seller’s right to make such an election.  Upon an election by Seller to participate in a Well Proposal which Buyer caused Seller to make, the applicable new well shall be considered a Capital Project and included among the Assets as a Well hereunder. If Buyer notifies Seller that it desires for Seller to elect to not participate in a Well Proposal, Seller may make such election (and provide notice of such election to Buyer) for its own account and the wellbore of the well associated with such proposal shall be excluded from the Assets at Closing; provided, further that if the operation to drill such well is a “Required Well” or a “Required Operation” as defined in Article XV.D of the Samson Operating Agreement, then the leases and only the leases that would be relinquished and assigned under Article XV.D of the Samson Operating Agreement shall also be excluded from the Assets at Closing; provided, further, that such well and leases shall only be excluded from the Assets if such well is actually drilled and Seller actually participates in such well and pays for its proportionate share of the drilling and completion operations for such well.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing and Seller is ready to close, Buyer shall assume and indemnify Seller from all liabilities for such operations for such new wells associated with the Well Proposals in which Buyer notified Seller that Buyer would like for Seller to participate in such proposals under the Samson Operating Agreement; and the interest of Seller in such wells, at Seller’s option, may be deemed to be farmed out to Buyer under and pursuant to the terms provided for in the Farmout Agreement dated, September 28, 2011, as set forth on Exhibit D.

(3)   As of the date hereof, Seller has received the proposals for elections under the AMI Clause attached as Exhibit O (each, an “Identified AMI Lease Acquisition Proposal”).  Exhibit O sets forth the deadline date for Seller to make an election with respect to whether or not Seller shall participate in the costs of acquiring the oil and gas leases described therein (each, an “Identified AMI Lease Deadline Date”).  For example, the Identified AMI Lease Deadline Date for the oil and gas lease dated January 31, 2012 from the City of Crosby is April 24, 2012.  Following the date hereof and until the Closing, it is contemplated that Seller shall receive proposals from parties to the Samson Operating Agreement pursuant to an acquisition under the AMI Clause in which Seller must elect whether or not to participate in the costs of acquiring the oil, gas and/or mineral lease, leasehold estate or other interest described therein (the “Post-Signing AMI Lease Acquisition Proposals”, and together with the Identified AMI Lease Proposals, the “AMI Lease Acquisition Proposals”), with each such Post-Signing AMI Lease Proposal containing a deadline date for Seller to make an election to participate in the proposed acquisition set forth therein (each, a “Post-Signing AMI Lease Deadline Date”, and together with each Identified AMI Lease Deadline Date, an “AMI Lease Deadline Date”).  At least two business days prior to the AMI Lease Deadline Date, Buyer shall notify Seller of whether Buyer would like Seller to consent to participate in the applicable AMI Lease Acquisition Proposal; provided, that (A) Seller shall be obligated to make an election to participate if requested by Buyer and (B) to the extent the AMI Lease Deadline Date for an AMI Lease Acquisition Proposal occurs three days or more following Closing and if Buyer does not inform Seller of whether Buyer would like Seller to participate in such AMI Lease Acquisition Proposal, then upon Closing, Buyer shall acquire all of Seller’s right to make such an election.  Upon an election by Seller to participate in an AMI Lease Acquisition Proposal which Buyer caused Seller to make, the applicable new lease shall be considered a Lease and included among the Assets hereunder.  If Buyer informs Seller that it desires for Seller to elect to not participate in an AMI Lease Acquisition Proposal, Seller may make such election for its own account and the new lease associated with such proposal shall be excluded from the Assets at Closing.

(4)   Notwithstanding anything herein to the contrary, Buyer herewith grants its consent to Seller to elect to participate in the Biscayne, Charger, and Stingray wells identified on Exhibit F.

(5)   Prior to Closing, Seller shall update any Exhibits that are affected by this Section 9.1(a) concurrently with the receipt by Seller of the Wells Proposals and the AMI Lease Acquisition Proposals and shall furnish Buyer with such updated Exhibits at such time.

(b)   Restriction on Operations.  Except in the case of an emergency, Seller will promptly inform Buyer of all requests for commitments to expend funds for operations on the Assets for which Seller received a notice of proposed operations for in excess of $50,000 net to Seller’s interest.  Without the prior written consent of Buyer, but excluding the Gas Purchase Contracts, Seller shall not prior to Closing:

(1)   enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing;

(2)   commit to or incur any expenditures in excess of $50,000 (net to Seller’s interest) with respect to any part of the Assets;

(3)   make any non-consent elections with respect to operations affecting the Assets;

(4)   recommend or support the abandonment of any Well or release (or permit to terminate), modify or reduce its rights under all or any portion of any of the Leases;

(5)   modify or terminate any of the Material Agreements or waive or relinquish any right thereunder;

(6)   enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 31 days’ notice and that are described in Section 7.13);

(7)   encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets; and

(8)   propose or consent to (A) the drilling of any additional wells, (B) the deepening, plugging back or reworking of any Well, (C) the conducting of any other operations which require consent under the applicable operating agreement, or (D) the conducting of any other operations other than the normal operation of the existing Wells on the Assets, except as provided in Section 9.1(a).

(c)   Notification of Claims.  Seller shall promptly notify Buyer of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in Seller’s reasonable judgment, result in material impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might materially hinder or impede the operation of the Leases arising or threatened prior to the Closing.

(d)   Existing Relationships.  Prior to the Closing, Seller shall not introduce any new method of management, operation or accounting with respect to the Assets and shall use all reasonable efforts to preserve its relationships with customers, suppliers, distributors, contractors, operators, non-operators, royalty owners, and others having business dealings with it in connection with the Assets.

(e)   No Negotiation.  Until the Closing or the earlier termination of this Agreement, Seller will not (i) solicit, directly or indirectly, any offer to acquire any of the Assets, or (ii) enter into any negotiations with, or enter into any agreement that provides for acquisition of the Assets, or any portion thereof, by, a person other than Buyer.

(f)   Update of Exhibits.  Seller shall, at Buyer’s reasonable request, update Exhibits A, B, C, D, F, H, N, O, and P.

(g)   Necessary Information.  Seller agrees to furnish to Buyer and its affiliates, promptly upon request, all information regarding the Assets that is necessary for Buyer or its affiliates to prepare historical financial information regarding the Assets and pro forma financial information with respect to the Assets and the Transaction for inclusion in any registration statements, prospectuses, offering memoranda or other offering materials relating to the issuance by Buyer or its affiliates of equity or debt securities in connection with the Transaction.  Seller acknowledges that time is of the essence regarding the furnishing of this information.  Such information shall be limited to information in the possession or under the control of Seller or its affiliates and shall be provided without representation or warranty of any kind.

(h)   Entity Status.  Seller shall maintain its corporate status from the date hereof until the Closing Date and the Final Settlement, and use all reasonable efforts to assure that as of the Closing Date and the Final Settlement it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

9.2.   Covenants and Agreements of Buyer.  Buyer covenants and agrees with Seller as follows:

(a)   Entity Status.  Buyer shall maintain its limited liability company status from the date hereof until the Closing Date and the Final Settlement, and use all reasonable efforts to assure that as of the Closing Date and the Final Settlement it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

9.3.   Covenants and Agreements of the Parties.  The Parties covenant and agree as follows:

(a)   Confidentiality.  The provisions of this Section shall supplement, supersede and replace the terms and conditions of the Confidentiality Agreement between the Parties, dated March 8, 2012.  All data and information, whether written or oral, obtained from Seller in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement  (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller.  For the purposes of this Section 9.3(a), (i) until the Closing (and for a period of one year thereafter if Closing should not occur for any reason), except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which:  (1) at the time of disclosure to Buyer by Seller is in the public domain; (2) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (3) Buyer can establish by competent proof was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (4) Buyer rightfully receives from third parties, which to its knowledge is free of any obligation of confidence; or (5) is developed independently by Buyer without the Information, provided that the person or persons developing the data shall not have had access to the Information; and (ii) until the Closing (and for a period of one year thereafter if Closing should not occur for any reason), except as required by law, Seller and its affiliates, officers, agents and representatives will hold in strict confidence the terms of this Agreement, and after the Closing, except as required by law, Seller and its officers, agents and representatives will hold in strict confidence all Information; provided, however, that the foregoing shall not restrict disclosures by Buyer or its affiliates to the extent (A) necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third party holding preferential rights to purchase any of the Assets, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (B) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective affiliates (it being recognized that Magnum Hunter Resources Corporation, an affiliate of Buyer, must file this Agreement with the Securities and Exchange Commission), (C) such press releases or announcements are permitted in accordance with Section 16.5, (D) associated with obtaining any financing for the Transaction, (E) associated with any common stock or debt offering by any affiliate of Buyer in connection with raising funds for the Transaction, or (F) such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no reasonable objection is raised; and provided, further, that, in the case of clauses (A) and (B), to the extent permitted by applicable Law, each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.  Notwithstanding anything herein to the contrary, Buyer may disclose this Agreement and all Exhibits to this Agreement to Samson pursuant to the AMI Clause; provided that Buyer first attempts in good faith to cause Samson to agree to keep this Transaction confidential until Closing or until the information otherwise becomes public.

(b)   Return or Destruction of Information.  If this Transaction does not close on or before Closing, Buyer shall (i) return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 9.3(a); (ii) not utilize or permit utilization of the Information to compete with Seller; and (iii) destroy any and all notes, reports, studies or analyses based on or incorporating the Information.  The terms of this Section 9.3 shall survive termination of this Agreement.  Notwithstanding the foregoing, Buyer shall not be required to purge any historical backup media and may retain one copy of documents for legal archive purposes or as required pursuant to law or document retention policy of Buyer or any of its affiliates.

(c)   Injunctive Relief.  Each Party agrees that it will not have an adequate remedy of law if the other Party violates any of the terms of Sections 9.3(a) and/or (b).  In such event, each Party will have the right, in addition to any other it may have, to seek to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 9.3(a) and/or (b), or to seek to obtain specific enforcement of such terms.

(d)   Cure Period for Breach.  If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure.  Notwithstanding the foregoing, this Subsection 9.3(d) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

(e)   Notice of Breach.  If either Seller or Buyer develops or possesses information that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing.  The provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of Seller or Buyer shall not be altered or modified by the Closing or by Buyer’s or Seller’s knowledge of any event or Buyer’s or Seller’s review of any documents or other matters except as expressly provided herein to the contrary.

9.4.   Gas Purchase Contracts.  With respect to the Gas Purchase Contracts, prior to Closing Seller and Buyer (or any of its affiliates) shall enter into an agreement to allocate the portion of Seller’s commitment under such Gas Purchase Contracts allocable to the Samson Operating Area to Buyer (or any of its affiliates) on terms that are mutually agreed by Seller and Buyer.

9.5.   Assignment, Bill of Sale and Conveyance.  The Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit I which is executed at Closing shall include the following information for each Lease in Exhibit A attached thereto: (i) Lessor, (ii) Lessee, (iii) effective date of lease, (iv) expiration date of lease, (v) county, (vi) recording information with book and page, and (vii) a description of the lands covered thereby.  Without limiting Seller’s obligations in any other provision in this Agreement, promptly after the execution of this Agreement, Seller shall provide to Buyer information and data concerning the Leases and Wells in all electronic formats which Seller has in its possession or otherwise has access to, including Excel spreadsheets or another usual electronic format which can be edited and sorted.

ARTICLE 10

TAX MATTERS

10.1.   Apportionment of Tax Liability.  The term “Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(a)   Income and Transfer Taxes.  All liabilities for income and franchise or gross margin or similar Taxes of Seller or any affiliate of Seller arising in connection with the Assets, the operation of the Assets  or the Assumed Liabilities for any period ending on or before the Effective Date (including any liabilities pursuant to any tax sharing agreement, tax indemnification or similar arrangement) or in connection with the transaction contemplated by this Agreement and any liability for unpaid Taxes of any person under Treasury Regulation Section. 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (“Retained Income Tax Liability”) shall be a Retained Liability.

(b)   Production and Severance Taxes.  All production, excise, net proceeds, severance and similar Taxes (“Production Taxes”) based on or attributable to the ownership of, or based on production of hydrocarbons shall be deemed attributable to the period during which such production occurred, with the exception of severance taxes, which shall be based on the date such severance taxes were assessed.  With respect to the Assets, all Production Taxes for all taxable periods that end on or before the Effective Date shall be paid by Seller, and all Production Taxes for all taxable periods that begin after the Effective Date shall be paid by Buyer.

(c)   Ad Valorem Taxes.  All ad valorem, property or similar Taxes for all taxable periods that begin before and end after the Effective Date shall be prorated between Buyer and Seller as of the Effective Date.  The apportionment of such Taxes between the Parties shall take place in the Preliminary Settlement Statement, using estimates of such Taxes if actual numbers are not available.

(d)   Sales Taxes.  Buyer and Seller shall be equally liable for any sales and use taxes, and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement.  If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller for 50% thereof.  If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling and Buyer shall invoice Seller for 50%. Buyer shall be solely responsible for any recording fees.  Buyer and Seller agree to reasonably cooperate to minimize any sales, use or other transfer Taxes from the transactions contemplated by this Agreement through the filing of applicable exemptions or elections to minimize such Taxes.

10.2.   Calculation of Tax Liability.  Consistent with Section 10.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 3.4 and thereafter pursuant to the provision of Section 15.3. For purposes of Section 15.3, Taxes are to be considered part of the Property Expenses.

10.3.   Tax Reports and Returns.  For the tax period in which the Effective Date occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns related to the Assets.  Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Sections 10.1 and 15.3.  If Seller has withheld any monies for third parties for Taxes, Seller shall remit such monies to Buyer within one month after Closing, and Buyer shall then assume the responsibility and liability for the payment of such Taxes for and on behalf of such third parties.

ARTICLE 11

CONDITIONS PRECEDENT TO CLOSING

11.1.   Seller’s Conditions Precedent.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)   Except for representations qualified by “material” or “materiality” in which case such representations must be true and accurate in all respects when made and at Closing when serving as a condition to Closing, all representations and warranties of Buyer contained in this Agreement are true in all material respects (considering this Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and except for covenants, agreements and conditions qualified by “material” or “materiality” in which case compliance must be performed and complied with in all respects by Buyer prior to or at the Closing, Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller in the form of Exhibit J confirming the foregoing;

(b)   No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing;

(c)   The aggregate of Purchase Price adjustments for Title Defects, Environmental Defects, Excluded Assets, and any other adjustments for defects does not exceed in the aggregate 10% of the Purchase Price;

(d)   The Parties shall have agreed to the Preliminary Settlement Statement pursuant to Section 3.4(a); and

(e)   Subject to Section 11.1(c) above, Buyer shall have tendered payment of the Purchase Price, as adjusted herein.

11.2.   Buyer’s Conditions Precedent.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)   Except for representations qualified by “material” or “materiality” in which case such representations must be true and accurate in all respects when made and at Closing when serving as a condition to Closing, all representations and warranties of Seller contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing, and except for covenants, agreements and conditions qualified by “material” or “materiality” in which case compliance must be performed and complied with in all respects by Seller prior to or at the Closing, Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer in the form of Exhibit K confirming the foregoing;

(b)   No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing;

(c)   The aggregate of Purchase Price adjustments for Title Defects, Environmental Defects, Excluded Assets, and any other adjustments for defects does not exceed in the aggregate 10% of the Purchase Price;

(d)   There has been no Material Adverse Effect;

(e)   The Parties shall have agreed to the Preliminary Settlement Statement pursuant to Section 3.4(a);

(f)   The Escrow Amount shall have been returned to Buyer concurrently with the Closing and pursuant to the Escrow Agreement; and

(g)   All other actions, corporate or otherwise, to be taken by Seller in connection with the Transaction shall be reasonably satisfactory in form and substance to Buyer and Buyer’s counsel.

ARTICLE 12

RIGHT OF TERMINATION AND ABANDONMENT

12.1.   Termination.  This Agreement may be terminated in accordance with the following provisions:

(a)   by Seller if Seller’s conditions set forth in Section 11.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date; and

(b)   by Buyer if Buyer’s conditions set forth in Section 11.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date.

12.2.   Liabilities Upon Termination.

(a)   Buyer’s Breach.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, pursuant to the terms and conditions in the Escrow Agreement, the Escrow Amount shall be distributed to Seller as liquidated damages (with the parties herewith agreeing that Seller’s damages may be difficult quantify). Buyer’s failure to close shall not be considered wrongful if (i) Buyer’s conditions under Section 11.2 are not satisfied through no fault of Buyer and are not waived or (ii) Buyer has terminated this Agreement as of right under Section 12.1.  The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to close, or any other breach of this Agreement.

(b)   Seller’s Breach.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready to close, pursuant to the terms and conditions in the Escrow Agreement, the Escrow Amount shall be returned to Buyer immediately after the determination that the Closing will not occur.  Buyer and Seller agree that Buyer’s remedies in such event shall be, at Buyer’s election, (i) an action for specific performance and that the settled rules and elements of specific performance have been met, including without limitation, the following:  (1) this Agreement is a valid and binding agreement, (2) this Agreement is free from unfairness, fraud or overreaching and is enforceable without injustice, (3) enforcement by specific performance will not be inequitable, oppressive or unconscionable, and (4) the failure to close this Agreement would result in immediate and irreparable harm to Buyer, no other remedy may be adequate to fully compensate Buyer, and no other adequate remedy at law exists for a material breach by Seller; and/or (ii) all other legal and equitable rights and remedies available to it under this Agreement or applicable law for Seller’s breach of this Agreement.  Seller’s failure to close shall not be considered wrongful if (A) Seller’s conditions under Section 11.1 are not satisfied through no fault of Seller and are not waived; or (B) Seller has terminated this Agreement as of right under Section 12.1.

(c)   Termination Pursuant to Sections 12.1.  If either Buyer or Seller terminates this Agreement pursuant to Section 12.1, in the absence of a breach by the other Party, neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement, the Escrow Amount shall be returned to Buyer immediately after the determination that the Closing will not occur, subject to the Escrow Agreement.  If either Buyer or Seller terminates this Agreement pursuant to Section 12.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

ARTICLE 13

CLOSING

13.1.   Date of Closing.  The “Closing” of this Transaction shall be held on Tuesday, May 22, 2012, the “Closing Date.”

13.2.   Place of Closing.  The Closing shall be held at the offices of Seller in Denver, Colorado at 9:00 a.m. on May 22, 2012, or at such other time and place as Buyer and Seller may agree in writing.

13.3.   Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)   Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit I in sufficient counterparts for recording in each county where the Assets are located, conveying the Assets to Buyer as of the Effective Date, with (i) a special warranty of the real property title by, through and under Seller but not otherwise, and (ii) all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory, except as otherwise provided in this Agreement.

(b)   Seller shall execute, acknowledge and deliver to Buyer, an assignment on the required governmental forms necessary to convey the Assets to Buyer.

(c)   Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d)   Buyer shall deliver the Closing Amount to the account at the bank designated by Seller in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

(e)   Buyer shall deliver to Seller the Officer Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit J.

(f)   Seller shall deliver to Buyer the Officer Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit K.

(g)   Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit L.

(h)   Seller shall prepare, execute and deliver to Buyer appropriate letters in lieu of transfer orders.

(i)   At Closing, Buyer and Seller shall deliver joint instructions to the Escrow Agent to distribute the Escrow Amount to Buyer.

(j)   Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 14

POST-CLOSING OBLIGATIONS

14.1.   Post-Closing Adjustments.

(a)   Settlement Statement.  As soon as practicable after the Closing, but in no event later than 90 days after Closing, Seller, with assistance from Buyer’s staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, a settlement statement (the “Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”).  As soon as practicable after receipt of the Settlement Statement, but in no event later than 30 days after receipt of Seller’s proposed Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Settlement Statement by that date shall be deemed an acceptance by Buyer of the Settlement Statement as submitted by Seller.  The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than 60 days after receipt of Seller’s proposed Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference.  Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within 5 days of the Settlement Date.  Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

(b)   Dispute Resolution.  If Seller and Buyer are unable to agree upon any amounts (the “Disputed Amounts”) in the Settlement Statement by the ninetieth (90th) day after Buyer’s receipt of same,  PricewaterhouseCoopers LLP (the “Referral Firm”) shall review such Disputed Amounts in Seller’s Settlement Statement and Buyer’s objections and the records relating to the Disputed Amounts and determine the final adjustments with respect thereto, other than adjustments determined under the mechanism regarding Title Defects and Environmental Defects set forth in Articles 5 and 6 respectively.  With respect to any Disputed Amounts under this Agreement to be resolved by the Referral Firm, neither the Referral Firm nor any person employed by the Referral Firm will interpret the provisions of this Agreement unless otherwise agreed by Seller and Buyer.  With respect to any Disputed Amounts for which interpretation of this Agreement is required, and for which Buyer and Seller cannot agree on such interpretation, such matter shall be submitted to arbitration in a similar manner as set forth in Article 5  regarding Title Defect disputes and the Referral Firm shall decide all other matters specified in this Section 14.1.  The decision of the Referral Firm shall be binding on Buyer and Seller, and the fees and expenses of the Referral Firm shall be borne 100% by the losing party.  The Referral Firm shall deliver its final calculation of the Disputed Amounts in writing to Buyer and Seller as soon as is practicable, and the Party owing any amount for additional adjustments as a result thereof shall pay such amount (plus interest accrued on such amount from the Closing Date until the date such amount is paid calculated at the prime rate) no later than the fifth (5th) Business Day following the paying Party’s receipt from the Referral Firm of the final adjustments.

14.2.   Records.  Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within fifteen (15) days after Closing.  Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records.  Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention.  Buyer will not destroy or otherwise dispose of Records for a period of 4 years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

14.3.   Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction, including, if requested by Buyer, the conveyance or assignment of any Asset that is generally described in Article 2 and would have otherwise been conveyed to Buyer except for the fact that it was not specifically listed on Exhibits A, B or C.

ARTICLE 15

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

15.1.   Buyer’s Assumption of Liabilities and Obligations.  Without limiting Buyer’s rights to indemnity under this Article 15, Buyer shall assume and hereby agrees to timely fulfill, perform, pay and discharge the Assumed Liabilities.  “Assumed Liabilities” means the following specified items: (i) the Property Expenses attributable to the period after the Effective Date; (ii) any liability or obligation of Seller arising out of the Material Agreements, to the extent such liabilities and obligations accrue following the Closing Date (provided, however, that Property Expenses that accrue under the Material Agreements shall be allocated pursuant to Section 15.1(i) and Section 15.2(v)); and (iii) liabilities and obligations that relate to the ownership, use or operation of the Assets after the Closing; provided, however, that Buyer does not assume any obligations, costs or liabilities to the extent that they are Retained Liabilities.  Notwithstanding anything herein to the contrary, Buyer is not assuming any liabilities or obligations, known or unknown, of Seller or its affiliates with respect to the Assets, except any thereof which may constitute Assumed Liabilities set forth above.

15.2.   Seller’s Retention of Liabilities and Obligations.  Upon Closing, Seller retains all claims, costs, expenses, liabilities and obligations to the extent not specified as Assumed Liabilities in Section 15.1, including but not limited to those obligations, costs or liabilities of Seller (i) to the extent they are attributable to the Excluded Assets, (ii) for income taxes attributable to or related to the ownership or operation of the Assets prior to and through the Closing or arising in connection with the consummation of the transaction contemplated hereby and other Taxes for any period prior to the Effective Date, including ad valorem and similar Taxes, (iii) for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), or as a transferee or successor, by contract or otherwise, (iv) with respect to Seller’s ownership, use and operation of the Assets to the extent arising prior to the Closing except for any obligations, costs or liabilities specified as Assumed Liabilities pursuant to Section 15.1, (v) all Property Expenses attributable to the period prior to the Effective Date, and (vi) the Retained Environmental Liabilities (collectively the “Retained Liabilities”).

15.3.   Invoices For Property Expenses and Proceeds Received After the Settlement Date.  After the Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement, shall be settled as follows:

(a)   Proceeds.  Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Date shall be remitted or forwarded to Seller.  Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Date shall be forwarded to Buyer.

(b)   Property Expenses.  Invoices or joint interest bills for Property Expenses received by Buyer that are attributable to the period prior to the Effective Date shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller.  Invoices for Property Expenses received by Seller that are attributable to the period after the Effective Date shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.  Each Party shall pay the invoices within 30 days of receipt of such invoice.

15.4.   Indemnification.  The term “Losses” shall mean any losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, loss of profits incurred by a Party hereto, absent fraud.

The Parties shall indemnify each other as follows:

(a)   Seller’s Indemnification of Buyer.  Subject to subsection (c) below, Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer and its affiliates, and their respective officers, directors, employees, members, and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement, (iii) any breach by Seller of this Agreement, including covenants (excluding representations and warranties) and any assignment, document, certificate or agreement executed and delivered in connection with or pursuant to this Agreement (the “Transaction Documents”), and (iv) Seller’s breach of its representations and warranties in this Agreement and any Transaction Document.

(b)   Buyer’s Indemnification of Seller.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, (iii) any breach by Buyer of this Agreement, including covenants and any Transaction Documents, and (iv) Buyer’s breach of its representations and warranties in this Agreement and any Transaction Documents.

(c)   Limitation on Indemnity Obligations.

(1)   Time.  If the Closing occurs, the representations and warranties of Seller and of Buyer, and in any certificate delivered, to the extent related to such representations and warranties, shall survive the Closing for a period of twenty-four (24) months; provided, however, that the Seller’s representations and warranties in Section 7.1 (Corporate Representations), Section 7.2 (Authorization and Enforceability), and Section 7.18 (Taxes) (collectively, the “Fundamental and Tax Representations”), and the Buyer’s representations and warranties in Section 8.1 (Corporate Representations) and Section 8.2 (Authorization and Enforceability) shall survive the Closing and shall continue indefinitely, and the Seller’s representation and warranty in Section 5.1(a) (Title) shall survive the Closing until June 30, 2012.  Each covenant and agreement of the Parties contained in this Agreement that requires performance prior to the Closing shall survive the Closing for a period of twenty-four (24) months, and each covenant and agreement of the Parties contained in this Agreement that requires performance following the Closing shall survive the Closing indefinitely unless otherwise stated herein.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim duly asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(2)   Threshold.  Seller shall have no liability for any indemnification under this Article 15, until and unless the aggregate amount of the liability for all Losses for which Claim Notices are delivered by Buyer exceeds 1% of the Purchase Price (the “Indemnity Threshold”).  The Indemnity Threshold is a threshold and not a deductible.  This section shall not limit indemnification with respect to (i) fraud, (ii) breaches of the Fundamental and Tax Representations, or (iii) breaches of covenants of the Parties contained in this Agreement and the Transaction Documents.  This section shall limit indemnification with respect to breaches of representations and warranties in this Agreement (other than Fundamental and Tax Representations and other than with respect to fraud).

(3)   Title Defects, Environmental Defects.  With respect to Title Defects and Environmental Defects, the thresholds set forth in Articles 5 and 6 shall apply; provided, however, that the Title Threshold shall be considered one threshold for all purposes under this Agreement, whether Buyer submits a Title Defect pre-Closing pursuant to Section 5.2 or a claim for indemnification pursuant to Article 15, and accordingly, each Title Defect Value associated with each Title Defect submitted pursuant to Section 5.2 shall count toward the Title Threshold both before and after Closing.

(4)   Retained Liabilities - Subsections 15.2 (i) through (vi).  With respect to Retained Liabilities as set forth in subsections 15.2 (i) through (vi), there shall be no thresholds.

(5)   Special Warranty of Title.  With respect to Seller’s special warranty of title given in Exhibit I, Seller’s indemnity obligation shall be limited to the Allocated Value of the particular Asset.

15.5.   Procedure.  The indemnifications contained in Section 15.4 shall be implemented as follows:

(a)   Coverage.  Such indemnity shall extend to all Losses suffered or incurred by the Indemnified Party.

(b)   Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall provide:  (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of loss for which payment is so claimed.  Subject to Section 15.5(c), the amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

(c)   Information.  If the Indemnified Party receives notice of a claim or legal action that may result in a loss for which indemnification may be sought under this Article 15 (a “Claim”), the Indemnified Party shall endeavor to give written notice of such Claim to the Indemnifying Party as soon as is practicable.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 15 applies until the Indemnifying Party assumes such defense.  If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

15.6.   Dispute Resolution(k).  Only if the Closing occurs, the Parties agree to resolve all “disputes” concerning this Agreement pursuant to the provisions of this section, excluding those matters addressed under Articles 5, 6, 12, and 14.  The Parties agree to submit all Disputes to binding arbitration in Denver, Colorado such arbitration to be conducted as follows:  The arbitration proceeding shall be governed by North Dakota law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators.  The arbitration shall initially be before a panel of three arbitrators.  Each party shall select an arbitrator and selected arbitrators shall jointly select the single neutral arbitrator.  The party-selected arbitrators shall then withdraw from the proceeding.  All arbitrators shall have material experience in matters involving oil and gas exploration and production and shall not have been engaged by either Party.   The arbitrator shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the arbitrator shall render a written decision within 30 days of the hearing.  At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.  Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days after the arbitrator’s decision.  The final decision may be filed in a court of competent jurisdiction and may be enforced by either Party as a final judgment of such court.  Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the arbitrators will be shared equally by the Parties.

15.7.   No Insurance; Subrogation.  The indemnifications provided in this Article 15 shall not be construed as a form of insurance.  Buyer and Seller hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waivers of such subrogation from their respective insurers.

15.8.   Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any third Party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 16

MISCELLANEOUS

16.1.   Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

16.2.   Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, when received (iii) if mailed, 3 business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one business day after sending.  All notices shall be addressed as follows:

If to Seller:

Baytex Energy USA Ltd.
600 17th Street, Suite 1600-S
Denver, Colorado 80202
Attention: Timothy R. Morris
Telephone: (303) 825-2777
Fax: (303) 825-2790

With a copy to:

Lindquist & Vennum PLLP
600 17th Street, Suite 1800-S
Denver, Colorado 80202
Attention: Thomas W. Niebrugge
Telephone: (303) 573-5900
Fax: (303) 573-1956

If to Buyer:

Bakken Hunter, LLC
c/o Magnum Hunter Resources Corporation
777 Post Oak Blvd., Suite 650
Houston, Texas 77056
Attention: Mr. Paul Johnston
Telephone: (832) 203-4533
Fax: (832) 369-6992

and

Williston Hunter, Inc.
410 17th Street, Suite 1000
Denver, Colorado 80202
Attention: Mr. Glenn Dawson
Telephone: (720) 536-3670
Fax: (720) 285-1939

With a copy to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
Attention: Mark Wasem
Telephone: (214) 855-8000
Fax: (214) 855-8200

Either Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

16.3.   Amendments/Waiver.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

16.4.   Assignment.  This Agreement and each Party’s respective rights and obligations hereunder may not be assigned at any time without the prior written consent of the other Party, other than as provided in Section 2.5 of this Agreement.

16.5.   Announcements.  Seller and Buyer shall consult with each other with regard to all press releases and other public announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Seller shall furnish a copy such press release or other publicity to the other Party.

16.6.   Counterparts/Fax Signatures.  Buyer and Seller may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  The Parties agree that facsimile signatures and pdf signatures exchanged by electronic mail are binding.

16.7.   Governing Law.  This Agreement and this Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of North Dakota, without regard to conflicts of law.  The Parties covenant and agree that the venue for any dispute not subject to Article 5, Article 6, Article 14 or Section 15.6 shall be resolved in the United States District Court located in Denver, Colorado.

16.8.   Entire Agreement.  This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.

16.9.   Knowledge.  The “knowledge of a Party” shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made.  If the Party is a limited liability company, or corporation, or other entity other than a natural person, such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains.

16.10.   Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

16.11.   Limitation on Damages.  Absent fraud, the Parties shall not have any liability to each other for consequential, special, punitive or exemplary damages arising out of or related to a Party’s breach of any provision of this Agreement.

16.12.   No Third-Party Beneficiaries.  This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns.  There are no third party beneficiaries to this Agreement, except as provided in Section 15.4(a) and Section 15.4(b).

16.13.   Form of Execution.  A parties may evidence their consent and agreement hereto by executing the signature page that follows and by providing by e-mail a .pdf copy of its signature to the other party hereto.

16.14.   Williston Hunter.  Williston Hunter executes this Agreement for the sole purpose of guaranteeing Buyer’s indemnification obligations in Article 15.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

The Parties have executed this Agreement effective as of the Effective Date.

SELLER:

BAYTEX ENERGY USA LTD.

By: /s/ Timothy R. Morris
Name: Timothy R. Morris
Title: Vice President

BUYER:

BAKKEN HUNTER, LLC
By: Magnum Hunter Resources Corporation, its sole member

By: /s/ Ronald D. Ormand
Ronald D. Ormand
Executive Vice President and CFO

The following party agrees to be bound by the terms of Article 15 of this Agreement.

AFFILIATE OF BUYER:

WILLISTON HUNTER, INC.

By: /s/ Ronald D. Ormand
Ronald D. Ormand
Executive Vice President and CFO

[Signature Page to Purchase and Sale Agreement]